UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ARTISAN PARTNERS ASSET MANAGEMENT INC.

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April 17, 2017

Dear Stockholder:

On behalf of the Board of Directors of Artisan Partners Asset Management Inc., we cordially invite you to attend the 2017 Annual Meeting of Stockholders, which will be held at Le Méridien hotel, 333 Battery Street, San Francisco, CA 94111 on Friday, June 2, 2017, at 9:30 a.m., local time. The matters to be considered by stockholders at the Annual Meeting are described in detail in the accompanying materials.

Representatives from our Board of Directors and certain of our executive officers, as well as representatives from our independent registered public accounting firm, will be available at the Annual Meeting to respond to appropriate questions from stockholders.

We have decided to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. Information about how to access and review our proxy statement and 2016 Annual Report on Form 10-K, is included in the Notice of Internet Availability of Proxy Materials that you received in the mail. The notice also explains how you may submit your vote over the Internet. You will not receive printed copies of our proxy materials unless you request them.

Whether or not you plan to attend the Annual Meeting, please submit your vote at your earliest convenience.

Sincerely,

Eric R. Colson
Chairman of the Board of Directors, President and Chief Executive Officer

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders of Artisan Partners Asset Management Inc. will be held at Le Méridien hotel, 333 Battery Street, San Francisco, CA 94111 on Friday, June 2, 2017, at 9:30 a.m., local time to consider and vote upon:

1.	The election of seven directors to serve until the 2018 annual meeting of stockholders.

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

3.	Any other business as may properly come before the Annual Meeting or any adjournments thereof.

Stockholders who owned shares of our stock as of the close of business on April 6, 2017, are entitled to attend and vote at the Annual Meeting and any adjournments thereof.

We encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote your shares by Internet or, if you received printed proxy materials, by mailing the completed proxy card. Please refer to the section “How do I vote?” for detailed voting instructions.

By Order of the Board of Directors,

Sarah A. Johnson
Corporate Secretary

Milwaukee, Wisconsin

April 17, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Friday, June 2, 2017, at 9:30 a.m., local time. Our proxy statement and 2016 Annual Report on Form 10-K are available at www.astproxyportal.com/ast/18158.

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Artisan Partners Asset Management Inc.

875 E. Wisconsin Avenue, Suite 800

Milwaukee, Wisconsin 53202

Proxy Statement

GENERAL INFORMATION

We are providing you this proxy statement in connection with the solicitation of proxies by our Board of Directors to be voted at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments thereof. The Annual Meeting will be held at Le Méridien hotel, 333 Battery Street, San Francisco, CA 94111 on Friday, June 2, 2017, at 9:30 a.m., local time.

We provide our stockholders with access to proxy materials on the Internet instead of mailing a printed copy of the materials to each stockholder. A Notice of Internet Availability of Proxy Materials will be mailed to our stockholders on or about April 17, 2017. As of that date, stockholders will have the ability to access the proxy materials on the website referred to in the notice or request a printed set of proxy materials be sent by following the instructions on the notice.

When we use the terms “Artisan Partners Asset Management”, the “Company”, “we”, “us” and “our” in this Proxy Statement, we mean Artisan Partners Asset Management Inc., a Delaware corporation and, unless the context otherwise requires, its consolidated subsidiaries. “You” refers to the holders of our common stock.

Matters to be voted on at the Annual Meeting

Proposal	Board Recommendation	Vote Required
Election of Directors	FOR each nominee	Plurality of the votes present in person or by proxy

Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017	FOR	Majority of the votes present in person or by proxy

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

1. Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of materials?

We have decided to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. Information about how to access and review our proxy materials is included in the Notice of Internet Availability of Proxy Materials that you received in the mail. The notice also explains how you may submit your vote over the Internet. You will not receive printed copies of our proxy materials unless you request them by following the instructions on the notice.

If you own shares of stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may receive more than one notice. To vote all of your shares, please follow the instructions provided on each of the notices you receive.

2. What information does the notice contain?

The notice provides information about:

•	The date, time and location of the Annual Meeting.

•	The proposals to be voted on at the Annual Meeting and our Board’s voting recommendation with regard to each item.

•	The website where our proxy materials can be viewed.

•	Instructions on how to request a paper copy of the proxy materials.

•	Instructions on how to vote by Internet, by mail or in person at the Annual Meeting.

3. What proposals will be voted on at the Annual Meeting?

There are two proposals to be considered and voted on at the Annual Meeting:

•	The election of seven directors to serve until the 2018 annual meeting of stockholders.

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

We will also consider any other business that properly comes before the Annual Meeting.

4. Who can vote at the Annual Meeting?

The securities that can be voted at the Annual Meeting consist of our Class A, Class B and Class C common stock. Each share of the Class A common stock and Class C common stock entitles its holder to one vote, while each share of the Class B common stock entitles its holder to five votes. The holders of our common stock will vote together as a single class on all matters presented to the stockholders for their vote or approval.

The record date for determining the stockholders who are entitled to receive notice of and to vote at the Annual Meeting was the close of business on April 6, 2017. On that day, we had the following numbers of shares outstanding:

Class A common stock	49,218,959
Class B common stock	12,830,762
Class C common stock	13,541,384

Total shares of common stock	75,591,105

Pursuant to our stockholders agreement, a three-member stockholders committee, currently consisting of Eric R. Colson (President, Chief Executive Officer and Chairman of the Board), Charles J. Daley, Jr. (Executive Vice President, Chief Financial Officer and Treasurer) and Gregory K. Ramirez (Executive Vice President), has an irrevocable proxy to vote all of the shares of Class B common stock and those shares of Class A common stock that we have granted to, and are held by, our employees. Those shares, which the committee will vote in accordance with the majority decision of the committee, represent approximately 54% of the combined voting power of our common stock. For more information on our stockholders agreement and stockholders committee, see “Relationships and Related Party Transactions—Transactions in Connection with our IPO—Stockholders Agreement”.

5. How does the Board recommend I vote?

Our Board recommends that you vote:

•	“FOR” each of the nominees to the Board.

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

6. How do I hold my stock?

Most of our stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name on the records of our transfer agent. There are distinctions between shares held of record and those owned beneficially, which are highlighted below.

•	Stockholder of Record—If you hold stock that is registered directly in your name on the records of our transfer agent, American Stock Transfer & Trust Company, LLC, you are a stockholder of record. As a stockholder of record, AST will mail the notice to you.

•	Beneficial Owner—If you hold stock in an account through a broker, bank or similar institution, you are considered a beneficial owner of shares held in street name. As such, the notice will be sent to you by the bank, broker or institution through which you hold your shares.

7. How do I vote?

If you are a stockholder of record, you may vote in one of three ways:

•	By Internet. Go to www.astproxyportal.com/ast/18158 and follow the instructions for Internet voting. You will need the control number located on your notice or proxy card, as applicable. Internet voting is available 24 hours a day. If you choose to vote by Internet, you do not need to return a proxy card. To be valid, your vote by Internet must be received by 11:59 p.m., ET, on June 1, 2017.

•	By Mail. If you request printed copies of the proxy materials, you will receive a proxy card. You may then vote by signing, dating and mailing the proxy card in the envelope provided. To be valid, your vote by mail must be received by 11:59 p.m., ET, on June 1, 2017.

•	In Person. You may vote in person at the Annual Meeting. (See “How can I vote my shares in person at the Annual Meeting?” below.)

If you are the beneficial owner of shares held in street name, you will receive voting instructions from the institution holding your shares. The availability of telephone or Internet voting will depend upon that particular institution’s voting processes. You may also vote in person at the Annual Meeting after obtaining a legal proxy from the institution holding your shares. Please contact your broker for more information.

8. How many votes are required to transact business at the Annual Meeting?

To conduct the Annual Meeting, a majority of the votes entitled to be cast, must be present in person or by proxy. This is called a quorum. All shares of our common stock will be considered a single class for purposes of voting on each proposal.

9. If I submit a proxy by Internet or mail, how will my shares be voted?

If you properly submit your proxy by Internet or mail, and do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return a proxy card but do not give voting instructions, your shares will be voted as recommended by our Board.

10. If I am the beneficial owner of shares held in street name and do not provide voting instructions, can my broker still vote my shares?

Under the rules of the NYSE, if you hold shares in street name and do not provide specific voting instructions, your broker may generally vote your shares with respect to certain routine matters.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is a routine matter and so your broker may vote your shares on that proposal. However, your broker may not vote your shares in connection with the election of directors without receiving voting instructions from you.

When your broker submits its proxy, but does not vote on a matter, a broker non-vote occurs with respect to that matter.

11. How are votes counted?

With respect to the election of directors, a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting is required for the election of each of the seven nominees. This means that the seven nominees receiving the highest number of votes will be elected regardless of whether the number of votes received by any such nominee constitutes a majority of the number of votes cast. Broker non-votes will not be counted as shares entitled to vote with respect to the election of directors and so they will have no effect on the voting results.

The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the votes present in person or represented by proxy and entitled to vote. Abstentions will be counted as shares entitled to vote and therefore will have the effect of negative votes with respect to the proposal.

12. How can I vote my shares in person at the Annual Meeting?

If you are a stockholder of record and plan to attend the Annual Meeting in person, you will need to bring government-issued photo identification.

If you are the beneficial owner of shares held in street name and would like to vote in person at the Annual Meeting, you will need to bring government-issued photo identification and an account statement, voting instruction form, or legal proxy as proof of your ownership of shares as of the close of business on April 6, 2017. An account statement, voting instruction form, or legal proxy can be obtained by contacting the institution through which you hold your shares.

13. How can I revoke my proxy or change my vote?

If you are a stockholder of record you may change your vote or revoke a proxy at any time prior to the Annual Meeting by submitting a written notice of revocation or a proxy bearing a later date to the Company’s Corporate Secretary no later than the deadline specified on the notice or proxy card, or by voting in person at the Annual Meeting.

If you are the beneficial owner of shares held in street name you may change your vote or revoke a proxy in accordance with the instructions provided by the institution through which you hold your shares.

14. Where and when will the voting results be available?

We will file the official voting results on a Form 8-K within four business days of the Annual Meeting. If the final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K when they become available.

15. How can I view the stockholders list?

A list of stockholders entitled to vote at the Annual Meeting will be available for inspection upon request of any stockholder for a purpose germane to the meeting at our principal executive offices located at 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, during the ten days prior to the Annual Meeting during ordinary business hours, and at the Annual Meeting. To make arrangements to view the list prior to the Annual Meeting, stockholders should contact our Investor Relations department at (866) 632-1770 or ir@artisanpartners.com.

16. Who pays for the expenses of this proxy solicitation?

We will pay all expenses incurred in connection with the solicitation of proxies.

PROPOSAL 1: ELECTION OF DIRECTORS

Under our amended and restated bylaws, our Board sets the number of directors who may serve on the Board. The size of our Board is currently set at seven directors and presently consists of seven directors. On the recommendation of the Nominating and Corporate Governance Committee, each of our current directors is nominated for re-election for a one-year term expiring at our 2018 annual meeting of stockholders. Each director will hold office until his or her successor is duly elected and qualified or until the director’s earlier resignation or removal. In the event any nominee is unable to serve as a director at the time of the Annual Meeting, the proxies voted in favor of such director’s election will instead be voted for any nominee proposed by the Nominating and Corporate Governance Committee and designated by the Board to fill the vacancy. Our Board has no reason to believe that any nominee will be unable to serve.

Under the terms of our stockholders agreement, our stockholders’ committee, which has the authority to vote approximately 54% of the combined voting power of our common stock, is required to vote the shares subject to the agreement “FOR” the election of each of Mr. Barger and Mr. Colson. Under the agreement, we are required to use our best efforts to elect Mr. Barger and Mr. Colson, which efforts must include soliciting proxies for, and recommending that our stockholders vote in favor of, the election of each.

Recommendation of the Board

The Board recommends that you vote “FOR” the election of each of the nominees.

Director Nominees

The names of our directors and their ages, positions and biographies are set forth below. To our knowledge, there are no family relationships among any of our directors or executive officers.

Name	Age	Position with the Company
Matthew R. Barger	59	Director
Seth W. Brennan	46	Director
Eric R. Colson	48	Chairman of the Board, President, and Chief Executive Officer
Tench Coxe	59	Director
Stephanie G. DiMarco	59	Director
Jeffrey A. Joerres	57	Director
Andrew A. Ziegler	59	Lead Director

Matthew R. Barger has served on our Board since February of 2013. Mr. Barger is the chairman of the Board’s Nominating and Corporate Governance Committee and also serves on the Board’s Audit Committee. He is currently the managing member of MRB Capital, LLC, and he has been a senior advisor at Hellman & Friedman LLC (“H&F”) since 2007. Prior to 2007, he served in a number of roles at H&F, including managing general partner and chairman of the investment committee. Mr. Barger was a member of the advisory committee of Artisan Partners Holdings from January 1995 to the completion of our initial public offering in March 2013. Prior to joining H&F, Mr. Barger was an associate in the corporate finance department of Lehman Brothers Kuhn Loeb. Mr. Barger graduated from Yale University in 1979 and received an MBA from the Stanford Graduate School of Business in 1983. He has been a director of Hall Capital Partners LLC since August 2007.

Mr. Barger’s expertise in the investment management industry and his broad experience in public and private directorships, finance, corporate strategy and business development provide valuable insight to our Board.

Seth W. Brennan joined our Board in October of 2014 and currently serves on the Compensation Committee and Nominating and Corporate Governance Committee. Mr. Brennan is currently managing partner and co-founder of Lincoln Peak Capital. Prior to founding Lincoln Peak Capital in 2008, Mr. Brennan was an executive vice president and founding management team member of Affiliated Managers Group, Inc. Before joining Affiliated Managers Group, Mr. Brennan worked in the global insurance investment banking group at Morgan Stanley & Co. and in the financial institutions group at Wasserstein, Perella & Co. Mr. Brennan received a BA from Hamilton College.

Mr. Brennan’s operating and leadership experience in the investment management industry qualifies him to serve on our Board. He brings to the Board extensive experience in finance and business development.

Eric R. Colson has been President, Chief Executive Officer and a director of Artisan Partners Asset Management since March 2011 and has served as Chairman of the Board since August 1, 2015. He has also been a director of Artisan Partners Funds, Inc. since November 2013. Mr. Colson has served as chief executive officer of Artisan Partners since January 2010. Before serving as Artisan Partners’ chief executive officer, Mr. Colson served as chief operating officer for investment operations from March 2007 through January 2010. Mr. Colson has been a managing director of Artisan Partners since he joined the Company in January 2005. Before joining Artisan Partners, Mr. Colson was an executive vice president of Callan Associates, Inc. Mr. Colson holds a BA in economics from the University of California-Irvine.

Mr. Colson’s leadership experience as our President and Chief Executive Officer, his extensive knowledge of and significant contributions to our Company and his expertise in finance, business development and the investment management industry provide the Board with a unique perspective and qualify him to serve on our Board.

Tench Coxe has served on our Board since February of 2013 and currently serves on the Compensation Committee and Nominating and Corporate Governance Committee. Since 1989, he has been a managing director of Sutter Hill Ventures, which he joined in 1987 following his tenure with Digital Communications Associates in Atlanta. Prior to that, Mr. Coxe worked with Lehman Brothers in New York City, where he was a corporate finance analyst specializing in mergers and acquisitions as well as debt and equity financing. Mr. Coxe was a member of Artisan Partners Holdings’ advisory committee from January 1995 to the completion of our initial public offering in March 2013. Mr. Coxe holds a BA in economics from Dartmouth College and an MBA from Harvard Business School. He currently serves on the boards of Mattersight Corporation and Nvidia Corporation.

Mr. Coxe’s wide-ranging leadership experience and his experiences with both public and private directorships enable him to provide additional insight to our Board and its committees.

Stephanie G. DiMarco has served on our Board since February 2013 and currently chairs the Audit Committee. Ms. DiMarco founded Advent Software, Inc. in June 1983 and served Advent in various capacities prior to her retirement, including chair of its board of directors (September 2013 to July 2015), chief executive officer (May 2003 to June 2012) and chief financial officer (July 2008 to September 2009). She currently serves on the advisory board of the College of Engineering at the University of California Berkeley and the board of directors of Summer Search, a non-profit organization. She is also a member of the Presidio Institute Advisory Committee. She is a former member of the board of trustees of the University of California Berkeley Foundation, a former advisory board member of the Haas School of Business at the University of California Berkeley and a former trustee of the San Francisco Foundation where she chaired the investment committee. Ms. DiMarco holds a BS in business administration from the University of California at Berkeley.

Ms. DiMarco’s extensive experience in technological developments for the asset management industry and her management experience as a founder, executive officer and director of Advent provide perspective on the management and operations of a public company. In addition, her extensive financial and accounting experience strengthens our Board through her understanding of accounting principles, financial reporting rules and regulations, and internal controls.

Jeffrey A. Joerres has served on our Board since February of 2013. He currently chairs the Compensation Committee and serves as a member of the Audit Committee. Mr. Joerres was executive chairman and chairman of the board of directors of ManpowerGroup until his retirement in December 2015. From April 1999 until May 2014, he served as chief executive officer of ManpowerGroup. Prior to becoming chief executive officer, he served as vice president of marketing, senior vice president of European operations and senior vice president of global account management. Prior to joining ManpowerGroup, Mr. Joerres held the position of vice president of sales and marketing for ARI Network Services. Mr. Joerres currently serves on the boards of Johnson Controls, Inc. and Western Union and is a member of the Committee for Economic Development. He is also past chairman and director of the Federal Reserve Bank of Chicago and a former trustee of the U.S. Council for International Business. Mr. Joerres holds a bachelor’s degree from Marquette University’s College of Business Administration.

Mr. Joerres’s operating and leadership experience as an executive officer and director of ManpowerGroup and his innovative approach to optimizing human capital provide the Board with insight into the management and operations of a public company.

Andrew A. Ziegler has served on the Board since March 2011 and is currently its Lead Director. Mr. Ziegler served as chairman of the Board from March 2011 to August 2015 and was our executive chairman from March 2011 to March 2014 when he retired from the Company. Mr. Ziegler also served on the board of directors of Artisan Partners Funds, Inc. from January 1995 to November 2013. Mr. Ziegler was a managing director and the chief executive officer of Artisan Partners from its founding in 1994 through January 2010. Immediately prior to founding Artisan Partners, Mr. Ziegler was president and chief operating officer of Strong Capital Management, Inc. and president of the Strong Capital Management, Inc. group of mutual funds. Mr. Ziegler holds a BS from the University of Wisconsin-Madison and a JD from the University of Wisconsin Law School.

Mr. Ziegler’s operating and leadership experience as our founder and past executive chairman and his extensive knowledge of our business and the investment management industry provide the Board with insight into the Company and valuable continuity of leadership.

We believe that our directors collectively have the skills and experience to oversee and guide our business. Each director has the integrity, business judgment, and collegiality that are among the essential characteristics for membership on our Board. Additionally, each director is a committed and engaged member of the Board. Our directors bring highly developed skills and substantial knowledge in, among other areas, finance, business operations, corporate strategy and business development. In addition, members of our Board have had a great diversity of experiences and bring to our Board a wide variety of perspectives that enhance their ability to provide direction to the Company. They have had wide-ranging leadership experience and extensive involvement across a range of industries and in the investment management and financial services industries in particular.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors must satisfy the criteria for independence under the NYSE listing standards and not have any material relationship with the Company.

Five of our seven directors currently holding office are independent directors. Our Board has determined that each of Matthew R. Barger, Seth W. Brennan, Tench Coxe, Stephanie G. DiMarco and Jeffrey A. Joerres is independent in accordance with the NYSE listing standards and our Corporate Governance Guidelines, and does not have any relationship that would interfere with exercising independent judgment in carrying out his or her responsibilities as a director.

Board Leadership Structure

Mr. Colson currently serves as President, Chief Executive Officer and Chairman of the Board and Mr. Ziegler serves as our Lead Director. Our Board believes that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may change over time as circumstances warrant. To this end, our Board has no policy mandating the combination or separation of the roles of Chairman of the Board and Chief Executive Officer. The Board will discuss and consider the matter from time to time as circumstances change and, subject to our amended and restated bylaws, has the flexibility to modify our Board leadership structure as it deems appropriate.

Committees of the Board—Board Meetings

The Board conducts its business through meetings of the Board and of its committees. The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The current members and chairpersons of the committees are:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Matthew R. Barger*	X		Chair
Seth W. Brennan*		X	X
Eric R. Colson
Tench Coxe*		X	X
Stephanie G. DiMarco*	Chair
Jeffrey A. Joerres*	X	Chair
Andrew A. Ziegler

*	Independent Director

During 2016, our Board held six meetings, the Audit Committee held eight meetings, the Compensation Committee held six meetings and the Nominating and Corporate Governance Committee held four meetings. As a matter of policy, it is expected that all directors should make every effort to attend meetings of the Board and meetings of the committees of which they are members. During 2016, each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of which he or she is a member.

We encourage our directors to attend our annual meetings of stockholders. Six of our directors attended the Company’s 2016 annual meeting of stockholders.

During 2016, our non-management directors met periodically in executive session without management participation. As Lead Director, Mr. Ziegler presides over executive sessions of non-management directors. Mr. Barger presides over executive sessions of independent directors.

Audit Committee

The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act. It is comprised solely of directors who meet the independence requirements under the NYSE listing standards and the Securities Exchange Act, and who are “financially literate” under NYSE rules. The Board has determined that each member of the Audit Committee has “accounting or related financial management expertise” and qualifies as an “audit committee financial expert”. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:

•	The integrity and quality of our financial statements.

•	Our compliance with legal and regulatory requirements.

•	The independent auditor’s qualifications, independence and performance.

•	Our internal audit function.

The Audit Committee is governed by a written Audit Committee Charter adopted by our Board. The charter is available under the Corporate Governance link on our website at www.apam.com. We will also provide a printed copy of the charter to stockholders upon request.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised solely of directors who meet the NYSE independence requirements. The responsibilities of the Nominating and Corporate Governance Committee include:

•	Making recommendations to the Board regarding the selection of candidates for service on the Board and the suitability of proposed nominees as directors.

•	Reviewing, at least annually, the Company’s Corporate Governance Guidelines and recommending changes to the Board, as needed.

•	Overseeing the evaluation of the Board and its committees.

The Nominating and Corporate Governance Committee is governed by a written Nominating and Corporate Governance Committee Charter adopted by our Board. The charter is available under the Corporate Governance link on our website at www.apam.com. We will also provide a printed copy of the charter to stockholders upon request.

Compensation Committee

Each member of the Compensation Committee is independent under the NYSE listing standards. The Compensation Committee:

•	Reviews and approves, or makes recommendations to our Board with respect to, the compensation of our executive officers.

•	Oversees, and makes recommendations to our Board with respect to, our cash and equity incentive compensation plans.

•	Makes recommendations to our Board with respect to director compensation.

The Compensation Committee is governed by a written Compensation Committee Charter adopted by our Board. The charter is available under the Corporate Governance link on our website at www.apam.com. We will also provide a printed copy of the charter to stockholders upon request.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Seth W. Brennan, Tench Coxe and Jeffrey A. Joerres. The Compensation Committee is comprised solely of independent directors under the NYSE listing standards and our Corporate Governance Guidelines. None of the members of the Compensation Committee have been an officer or employee of the Company. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board.

In connection with our initial public offering, we entered into agreements with the limited partners of Artisan Partners Holdings, including with entities associated with Tench Coxe. Information about the agreements, and transactions thereunder, are more fully discussed in “Relationships and Related Party Transactions”.

Director Compensation

Our director compensation program is designed to attract and retain highly qualified non-employee directors. For fiscal year 2016, the director compensation program entitled non-employee directors to a cash component, designed to compensate directors for their service on the Board, and an equity component, designed to align the interests of the directors with those of the Company’s stockholders.

For 2016, the standard equity component of the Company’s director compensation program consisted of $100,000 of restricted stock units for each of the non-employee directors awarded under the Artisan Partners Asset Management Inc. 2013 Non-Employee Director Compensation Plan. The shares of Class A common stock underlying the restricted stock units will be delivered on the earlier to occur of (i) a change in control of the Company and (ii) the termination of the director’s service as a director.

During 2016, each non-employee director was entitled to receive cash payments of $50,000, paid in four quarterly installments. The lead director and the chairperson of our Audit Committee were entitled to receive an additional cash retainer of $50,000, and the chairpersons of each of the Compensation Committee and Nominating and Corporate Governance Committee were entitled to receive an additional cash retainer of $40,000. Each of our non-employee directors elected to receive the value of this cash compensation in the form of additional restricted stock units.

As a result, an additional number of restricted stock units were granted to each non-employee director in January of 2016, the value of which equaled the amount of cash compensation to which each director was entitled. One-quarter of the units awarded in lieu of cash compensation vested in each quarter of 2016.

In addition, all directors are reimbursed for reasonable out-of-pocket expenses incurred by them in connection with attending Board, committee and stockholder meetings and events, including those for travel, meals and lodging. These reimbursements are not reflected in the table below.

Mr. Colson does not receive any additional compensation for serving on the Board.

The following table provides information concerning the compensation of each non-employee director who served in fiscal year 2016.

Name	Stock Awards
Matthew R. Barger(1)	$190,000
Seth W. Brennan(2)	150,000
Tench Coxe(3)	150,000
Stephanie G. DiMarco(4)	200,000
Jeffrey A. Joerres(5)	190,000
Andrew A. Ziegler(6)	200,000

(1)	On December 31, 2016, Mr. Barger had 14,785 restricted stock units outstanding.
(2)	On December 31, 2016, Mr. Brennan had 7,939 restricted stock units outstanding.
(3)	On December 31, 2016, Mr. Coxe had 12,667 restricted stock units outstanding.
(4)	On December 31, 2016, Ms. DiMarco had 15,314 restricted stock units outstanding.
(5)	On December 31, 2016, Mr. Joerres had 14,785 restricted stock units outstanding.
(6)	On December 31, 2016, Mr. Ziegler had 12,286 restricted stock units outstanding.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that guide the Board on matters of corporate governance, including:

•	Composition and leadership structure of the Board.

•	Selection and retirement of directors.

•	Obligations with respect to Board and committee meetings.

•	Committees of the Board.

•	Specific functions related to management succession, executive compensation, Board compensation and reviewing and approving significant transactions.

•	Certain expectations related to, among other things, meeting attendance and participation, compliance with our Code of Business Conduct and other directorships.

•	Evaluation of Board performance.

•	Board access to management and independent advisors.

A copy of the Corporate Governance Guidelines is available under the Corporate Governance link on our website at www.apam.com. We will provide a printed copy of the guidelines to stockholders upon request.

Board Effectiveness

On an annual basis, the Board, through the Nominating and Corporate Governance Committee, conducts a self-evaluation to evaluate its effectiveness in fulfilling its obligations.

Code of Business Conduct

Our Board has adopted a Code of Business Conduct applicable to all directors, officers and employees of the Company to provide a framework for the highest standards of professional conduct and foster a culture of honesty and accountability. The code satisfies applicable SEC requirements and NYSE listing standards. The code is available under the Corporate Governance link on our website at www.apam.com. We will provide a printed copy of the code to stockholders upon request.

Board Oversight of Risk Management

Our Board is responsible for overseeing management in the execution of its responsibilities and for assessing our general approach to risk management. In addition, an overall review of risk is inherent in the Board’s consideration of our business, long-term strategies and other matters presented to our Board. Our Board exercises its risk oversight responsibilities periodically as part of its meetings and also through its standing committees, each of which is responsible for overseeing various components of enterprise risk as summarized on the following page.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Oversight of strategic, financial and execution risks in connection with the Company’s business operations and the operating environment.

Audit Committee	Oversight of risks related to financial matters (particularly financial reporting and accounting practices and policies) and significant tax, legal and compliance matters.

Nominating and Corporate Governance Committee	Oversight of risks associated with director independence, potential conflicts of interest, management and Board succession planning and overall Board effectiveness.

Compensation Committee	Oversight of risks associated with compensation policies, plans and practices, including whether the compensation program provides appropriate incentives that do not encourage excessive risk taking.

Senior management is responsible for assessing and managing risk, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis, including the creation of appropriate risk management programs. The Board periodically reviews information presented by senior management regarding the assessment and management of the Company’s risk.

Our Board’s role in risk oversight of the Company is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and our Board and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities provides a consistent and effective approach for identifying, managing and mitigating risks throughout the Company.

Nomination of Directors

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee is responsible for identifying and selecting, or recommending for the Board’s selection, the nominees to stand for election to the Board and for recommending to the Board individuals to fill vacancies occurring between annual meetings of stockholders. The Nominating and Corporate Governance Committee must determine that new nominees for the position of independent director satisfy the independence requirements under the NYSE listing standards and, in accordance with our Corporate Governance Guidelines, meet the following criteria:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of our business.

•	Ability and willingness to commit adequate time to Board and committee matters.

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company.

•	Diversity of viewpoints, background, experience and other demographics, including gender, age, race and ethnicity.

The Nominating and Corporate Governance Committee seeks to create a board that consists of a diverse group of qualified individuals that function effectively as a group. Qualified candidates are those who, in the judgment of the committee, possess strong personal attributes and relevant business experience to assure effective service on our Board. Personal attributes include effective leadership qualities, a high standard of integrity and ethics, professional and sound judgment, strong interpersonal skills, and a collaborative attitude. Experience and qualifications include professional experience with corporate boards, financial acumen, industry knowledge, diversity of viewpoints, and special business experience and expertise in an area relevant to the Company. When the committee reviews a potential new candidate, the committee will look specifically at the candidate’s qualifications in light of the needs of our Board and the Company at that time given the then current make-up of our Board.

We believe that the Company benefits from having directors with a diversity of viewpoints, backgrounds, experiences, and other demographics, including gender, age, race and ethnicity. One of the factors that the committee will consider in identifying and evaluating a potential nominee is the extent to which the nominee would add to the diversity of our Board. Candidates will be selected on the basis of qualifications and experience without discriminating on the basis of gender, age, race or ethnicity.

The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board and/or any committee thereof. In the event that vacancies are anticipated or otherwise arise, the committee will seek to identify director candidates based on input provided by a number of sources. The committee also has the authority to consult with or retain advisors or search firms to assist in the identification and evaluation of qualified director candidates. In addition to the above considerations, the committee will consider the Company’s obligations under the stockholders agreement to which the Company is a party when identifying, selecting or recommending nominees for the Board.

Once director candidates have been identified, the Nominating and Corporate Governance Committee will evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the committee deems necessary or appropriate, including those set forth above. The committee will evaluate whether a prospective candidate is qualified to serve as a director and, if so qualified, will seek the approval of the full Board for the nomination of the candidate or the election of such candidate to fill a vacancy on the Board.

All of the nominees recommended for election at the Annual Meeting are current members of the Board. Based on the Nominating and Corporate Governance Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and their past performance as directors, the committee has recommended the nominees for re-election and the Board has approved such recommendation. The committee has not received any nominations for new directors from stockholders for the Annual Meeting.

Stockholder Recommendations for Director Candidates

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders as candidates for election to the Board in accordance with the Company’s amended and restated bylaws, and will evaluate such candidates in the same manner as any other candidate. A stockholder wishing to nominate a candidate for election to the Board at an annual meeting is required to give written notice to our Corporate Secretary at the address provided below under “Communications with the Board”. The notice must be received not less than 90 days nor more than 120 days prior to the first anniversary date of the 2017 annual meeting of stockholders (i.e., between February 2, 2018 and March 4, 2018); provided, however, that if the 2018 annual meeting is not scheduled to be held within 30 days of such anniversary date, the notice must be given by the later of the date 90 days prior to such annual meeting date or the 10th day following the date on which such annual meeting is first publicly announced or disclosed.

Written notice of a stockholder nominee must contain the information required by Section 1.13 of our amended and restated bylaws, which includes information about the stockholder proponent and persons associated with the stockholder, and information about the director nominee. A copy of our amended and restated bylaws is available under the Corporate Governance link on our website at www.apam.com.

Stockholder Proposals for the 2018 Annual Meeting of Stockholders

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2018 annual meeting of stockholders must submit their proposals by certified mail, return receipt requested, and must be received by the Corporate Secretary at our principal offices in Milwaukee, Wisconsin, on or before December 18, 2017, to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting. In the event that we hold our 2018 annual meeting of stockholders more than 30 days before or after June 2, 2018 (the one-year anniversary date of the 2017 annual meeting), we will disclose the new deadline by which stockholders’ proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. For such a proposal to be properly brought before the 2018 annual meeting of stockholders, the Corporate Secretary must receive written notice of the matter the stockholder wishes to present not less than 90 nor more than 120 days prior to the first anniversary of the 2017 annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our amended and restated bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than February 2, 2018, and no later than March 4, 2018. However, if the 2018 annual meeting of stockholders is not scheduled to be held within 30 days of such anniversary date, the notice must be given by the later of the date 90 days prior to such annual meeting date or the 10th day following the date on which the annual meeting date is first publicly announced or disclosed. Any such stockholder notice must be in writing and must provide the specific information set forth in Section 1.13 of our amended and restated bylaws. A copy of the amended and restated bylaws is available under the Corporate Governance link on our website at www.apam.com.

Stockholder proposals should be sent to the Corporate Secretary at the address provided below under “Communications with the Board”.

Communications with the Board

Stockholders or other interested parties wishing to contact the Board, the non-management directors or any individual director may send correspondence to the address provided below.

Artisan Partners Asset Management Inc.

c/o: Corporate Secretary

875 East Wisconsin Avenue, Suite 800

Milwaukee, WI 53202

Communications are distributed to the Board, or to any individual director as appropriate.

EXECUTIVE OFFICERS

The names of our executive officers and their ages, positions and biographies are set forth below. To our knowledge, there are no family relationships among any of our directors or executive officers.

Eric R. Colson	48	President, Chief Executive Officer and Chairman of the Board

Charles J. Daley, Jr.	54	Executive Vice President, Chief Financial Officer and Treasurer

Jason A. Gottlieb	47	Executive Vice President

James S. Hamman, Jr.	47	Executive Vice President

Sarah A. Johnson	45	Executive Vice President, Chief Legal Officer and Secretary

Gregory K. Ramirez	46	Executive Vice President

Eric R. Colson has been President, Chief Executive Officer and a director of Artisan Partners Asset Management since March 2011 and has served as Chairman of the Board since August 1, 2015. He has also been a director of Artisan Partners Funds, Inc. since November 2013. Mr. Colson has served as chief executive officer of Artisan Partners since January 2010. Before serving as Artisan Partners’ chief executive officer, Mr. Colson served as chief operating officer for investment operations from March 2007 through January 2010. Mr. Colson has been a managing director of Artisan Partners since he joined the Company in January 2005. Before joining Artisan Partners, Mr. Colson was an executive vice president of Callan Associates, Inc. Mr. Colson holds a BA in economics from the University of California-Irvine.

Charles J. Daley, Jr. has been Executive Vice President, Chief Financial Officer and Treasurer of Artisan Partners Asset Management since March 2011. He has served as chief financial officer of Artisan Partners since August 2010 and has been a managing director since July 2010. Prior to that, Mr. Daley was chief financial officer, executive vice president and treasurer of Legg Mason, Inc. Mr. Daley holds a BS in accounting from the University of Maryland, is an inactive certified public accountant, and holds a Series 27 license.

Jason A. Gottlieb was appointed Executive Vice President of Artisan Partners Asset Management in February 2017. Mr. Gottlieb joined Artisan Partners in October 2016 as a managing director and Chief Operating Officer of Investments. Prior to joining the firm in October 2016, Mr. Gottlieb was a partner and managing director at Goldman Sachs where, since 2005, he was a leader in Goldman Sachs’ Alternative Investment & Manager Selection Group. He also served as a portfolio manager on the Goldman Sachs Multi-Manager Alternatives Fund from the fund’s inception in April 2013 until he left the firm in August 2016. Mr. Gottlieb holds a bachelor’s degree in finance from Siena College and an MBA from Fordham University.

James S. Hamman, Jr. was appointed Executive Vice President of Artisan Partners Asset Management in February 2016. He has been a managing director of Artisan Partners since April 2014 and currently has responsibility for overseeing global distribution and corporate development. Prior to his current role, Mr. Hamman was responsible for providing legal advice with respect to various aspects of Artisan Partners’ advisory business. He has also served as a director of Artisan Partners Global Funds since June 2010. Mr. Hamman joined Artisan Partners in March 2010. He holds a BBA from the University of Notre Dame and a JD from Northwestern University School of Law.

Sarah A. Johnson has been Executive Vice President, Chief Legal Officer and Secretary of Artisan Partners Asset Management and General Counsel of Artisan Partners since October 2013. From April 2013 to October 2013 she served as Assistant Secretary of Artisan Partners Asset Management. She has been general counsel of Artisan Partners Funds, Inc. since February 2011. Ms. Johnson was named a managing director of Artisan Partners in March 2010. Prior to joining Artisan Partners in July 2002, Ms. Johnson practiced law with the law firm of Bell, Boyd & Lloyd LLC, Chicago, Illinois. Ms. Johnson holds a BA from Northwestern University and a JD from Northwestern University School of Law.

Gregory K. Ramirez was appointed Executive Vice President of Artisan Partners Asset Management in February 2016. From October 2013 to February 2016 he served as Senior Vice President and from April 2013 to October 2013 as Assistant Treasurer. He currently serves as chief financial officer for Artisan Partners Funds, Inc. and Head of Vehicle Administration for Artisan Partners. He has also served as a director of Artisan Partners Global Funds since June 2010. His prior roles with Artisan Partners include controller, chief accounting officer and director of client accounting and administration. Mr. Ramirez was named a managing director of Artisan Partners in April 2003. Mr. Ramirez holds a BBA in accounting from the University of Iowa and an MBA from Marquette University. He is a Certified Public Accountant and holds a Series 27 license.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 3, 2017, for the following:

•	Each person known by us to beneficially own more than 5% of any class of our outstanding shares, as of April 3, 2017, or such other date as indicated in the footnotes below.

•	Each of our named executive officers.

•	Each of our directors.

•	All of our named executive officers and directors as a group.

Each share of our Class A and Class C common stock is entitled to one vote per share. Each share of Class B common stock initially entitles its holder to five votes per share. The number of votes per share of Class B common stock will decrease from five to one when holders of Class B common stock collectively hold less than 20% of the aggregate number of outstanding shares of common stock. When this occurs, the voting power of the stockholders committee will fall below 50%. As of April 3, 2017, the holders of Class B common stock collectively held approximately 22% of the aggregate number of outstanding shares of common stock.

Each share of our Class C common stock corresponds to a Class A common unit, Class D common unit or Class E common unit of Artisan Partners Holdings, and each share of Class B common stock corresponds to a Class B common unit of Artisan Partners Holdings. Subject to certain restrictions, common units are exchangeable for shares of our Class A common stock on a one-for-one basis, and upon any such exchange, the corresponding shares of Class C or Class B common stock, as applicable, are canceled.

Because we have disclosed the ownership of shares of our Class B and Class C common stock (which correspond to partnership units that are exchangeable for Class A common stock), the shares of Class A common stock underlying partnership units are not separately reflected in the table below.

Applicable percentage ownership is based on 49,437,048 shares of Class A common stock (including 218,089 restricted stock units that are currently outstanding), 12,830,762 shares of Class B common stock and 13,541,384 shares of Class C common stock outstanding at April 3, 2017. The aggregate percentage of combined voting power represents voting power with respect to all shares of our common stock voting together as a single class and is based on 126,914,153 total votes attributed to 75,591,105 total shares of outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Except as otherwise indicated, the address for each stockholder listed below is c/o Artisan Partners Asset Management Inc., 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

	Class A(1)		Class B		Class C		Aggregate % of Combined Voting Power
	No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Class
Directors and Named Executive Officers:
Stockholders Committee(2)	4,891,622	9.9%	12,830,762	100%	—	—	54.3%
Eric R. Colson(3)	79,000	*	482,463	3.8%	—	—	—
Charles J. Daley, Jr.(3)(4)	28,900	*	97,779	*	—	—	*
James S. Hamman, Jr. (3)	30,286	*	—	—	—	—	—
Sarah A. Johnson(3)	32,000	*	94,464	*	—	—	*
Gregory K. Ramirez(3)	28,400	*	79,864	*	—	—	*
Matthew R. Barger(5)	21,547	*	—	—	1,242,002	9.2%	1.0%
Seth W. Brennan(5)(6)	25,778	*	—	—	—	—	*
Tench Coxe(5)(7)	40,417	*	—	—	—	—	*
Stephanie G. DiMarco(5) (8)	93,510	*	—	—	—	—	*
Jeffrey A. Joerres(5)	25,047	*	—	—	—	—	*
Andrew A. Ziegler(5)(9)	19,404	*	—	—	3,455,973	25.5%	2.7%
Directors and executive officers as a group (11 persons)	5,123,125	10.4%	12,830,762	100%	4,697,975	34.7%	58.1%
5+% Stockholders:
Artisan Investment Corporation(9)	—	—	—	—	3,455,973	25.5%	2.7%
MLY Holdings Corp.(3)(10)	—	—	2,735,536	21.3%	—	—	—
LaunchEquity Acquisition Partners, LLC (3)(11)	—	—	1,669,928	13.0%	—	—	—
N. David Samra(3)	779,607	1.6%	1,360,853	10.6%	—	—	—
James C. Kieffer(3)	—	—	1,067,575	8.3%	—	—	—
George Sertl(3)	—	—	1,065,008	8.3%	—	—	—
Daniel J. O’Keefe(3)	860,560	1.7%	960,676	7.5%	—	—	*
James D. Hamel(3)	185,126	*	816,066	6.4%	—	—	—
Scott C. Satterwhite	—	—	—	—	1,383,768	10.2%	1.1%
Patricia Christina Hellman Survivor’s Trust	—	—	—	—	1,330,738	9.8%	1.0%
Arthur Rock 2000 Trust	—	—	—	—	1,153,280	8.5%	*
Thomas F. Steyer 2017 GRAT I	—	—	—	—	1,082,314	8.0%	*
The Pisces Fund	—	—	—	—	807,305	6.0%	*
Kayne Anderson Rudnick Investment Mgmt (12)	4,296,505	8.7%	—	—	—	—	3.4%
The Vanguard Group(13)	3,095,649	6.3%	—	—	—	—	*
Eaton Vance Management(14)	2,590,631	5.2%	—	—	—	—	2.0%

*	Less than 1%.
(1)	Subject to certain exceptions, the persons who hold shares of our Class B common stock and Class C common stock (which correspond to partnership units that generally are exchangeable for Class A common stock) are currently deemed to have beneficial ownership over a number of shares of our Class A common stock equal to the number of shares of our Class B common stock and Class C common stock reflected in the table above, respectively. Because we have disclosed the ownership of shares of our Class B common stock and Class C common stock, the shares of Class A common stock underlying partnership units are not separately reflected in the table above.
(2)	Each of our employees to whom we have granted equity (including Mr. Colson, Mr. Daley, Mr. Hamman, Ms. Johnson and Mr. Ramirez) has entered into a stockholders agreement pursuant to which they granted an irrevocable voting proxy with respect to all of the shares of our common stock they have acquired from us and any shares they may acquire from us in the future to a stockholders committee currently consisting of Mr. Colson, Mr. Daley and Mr. Ramirez. All shares subject to the stockholders agreement are voted in accordance with the majority decision of those three members. Shares originally subject to the agreement cease to be subject to it when sold by the employee or upon the termination of the employee’s employment with us.

The number of shares of Class A and Class B common stock in this row includes all shares of Class A common stock and Class B common stock that we have granted to current employees and that have not yet been sold by those employees. As members of the stockholders committee, Mr. Colson, Mr. Daley and Mr. Ramirez share voting power over all of these shares. Other than as shown in the row applicable to each of them individually, none of Mr. Colson, Mr. Daley or Mr. Ramirez has investment power with respect to any of the shares subject to the stockholders agreement, and each disclaims beneficial ownership of such shares.

(3)	Pursuant to the stockholders agreement, Mr. Colson, Mr. Daley, Mr. Hamman, Ms. Johnson, Mr. Ramirez, MLY Holdings Corp., LaunchEquity Acquisition Partners, LLC, Mr. Samra, Mr. Kieffer, Mr. Sertl, Mr. O’Keefe, and Mr. Hamel each granted an irrevocable voting proxy with respect to all of the shares of our common stock he or she has acquired from us and any shares he or she may acquire from us in the future to the stockholders committee as described in footnote 2 above. Each retains investment power with respect to the shares of our common stock he or she holds, which are the shares reflected in the row applicable to each person. 400 of Mr. Daley’s shares, 4,000 of Ms. Johnson’s shares, 1,400 of Mr. Ramirez’s shares, and 18,555 of Mr. O’Keefe’s shares are not subject to the stockholders agreement.
(4)	Includes 200 shares of Class A common stock held by Mr. Daley’s daughter.
(5)	Includes the shares of Class A common stock underlying restricted stock units granted to our non-employee directors. The underlying shares will be delivered on the earlier to occur of (i) a change in control of the Company and (ii) assuming the restricted stock units have vested, the termination of such person’s service as a director. Mr. Coxe holds restricted stock units awarded to him for the benefit of the managing directors of the general partner of Sutter Hill Ventures.
(6)	Includes 6,250 shares of Class A common stock held by a trust for the benefit of Mr. Brennan’s children.
(7)	Includes 22,411 shares of Class A common stock held by a trust of which Mr. Coxe is a co-trustee and beneficiary. Mr. Coxe shares voting and investment power over all of such shares of Class A common stock.
(8)	Includes 20,308 shares of Class A common stock held by a charitable trust of which Ms. DiMarco is a trustee.
(9)	The Class C shares reflected in the row applicable to Mr. Ziegler individually are owned by Artisan Investment Corporation. Mr. Ziegler and Carlene M. Ziegler, who are married to each other, control Artisan Investment Corporation.
(10)	MLY Holdings Corp. is a Delaware corporation through which Mark L. Yockey holds his shares of Class B common stock. Mr. Yockey is the sole director of MLY Holdings Corp.
(11)	LaunchEquity Acquisition Partners, LLC, is a manager-managed designated series limited liability company organized under the laws of the State of Delaware. Andrew C. Stephens is the sole manager of the designated series of LaunchEquity Acquisition Partners through which Mr. Stephens holds his shares of Class B common stock.
(12)	This information has been derived from the Schedule 13G filed with the SEC on February 9, 2017 by Kayne Anderson Rudnick Investment Management LLC which states that Kayne Anderson Rudnick Investment Management had voting and dispositive power over 4,296,505 shares of Class A common stock as of December 31, 2016. The address of Kayne Anderson Rudnick Investment Management is 1800 Avenue of the Stars, Los Angeles, California, 90067.
(13)	This information has been derived from the Schedule 13G filed with the SEC on February 9, 2017 by The Vanguard Group, Inc. which states that Vanguard Group had voting power over 27,459 shares and dispositive power over 3,095,649 shares of Class A common stock as of December 31, 2016. The address of the Vanguard Group is 100 Vanguard Blvd, Malvern, Pennsylvania, 19355.
(14)	This information has been derived from the Schedule 13G filed with the SEC on February 15, 2017 by Eaton Vance Management which states that Eaton Vance Management had voting and dispositive power over 2,590,631 shares of Class A common stock as of December 31, 2016. The address of Eaton Vance Management is 2 International Place, Boston, MA 02110.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act and regulations of the SEC require our directors, executive officers and, with certain exceptions, persons who own more than 10% of a registered class of our equity securities, as well as certain affiliates of such persons, to file with the SEC reports of ownership of, and transactions in, our equity securities. These reporting persons are further required to provide us with copies of these reports.

Based solely on our review of such reports and written representations by the reporting persons, we believe that during the fiscal year ended December 31, 2016, our directors, officers and owners of more than 10% of a registered class of our equity securities complied with all applicable filing requirements

COMPENSATION DISCUSSION AND ANALYSIS

Summary

The core elements of our named executive officers’ compensation are base salary, a performance based discretionary cash bonus, and equity awards. A significant percentage of our named executive officers’ compensation is variable and linked to his or her individual performance and the performance of the Company.

The following table shows the elements of compensation paid to our named executive officers with respect to 2016, 2015 and 2014. The amounts in this table vary from the data and reporting conventions required by SEC rules in the Summary Compensation Table below.

Name & Principal Position	Year	Salary	Cash Bonus	Restricted Share Grant	Total Direct Compensation	Incentive Pay as a % of Total Direct Compensation
Eric R. Colson, Chief Executive Officer	2016	$250,000	$4,800,000	$283,000	$5,333,000	95%
	2015	250,000	5,500,000	915,300	6,665,300	96%
	2014	250,000	5,500,000	873,510	6,623,510	96%
Charles J. Daley, Jr., Chief Financial Officer	2016	250,000	1,750,000	141,500	2,141,500	88%
	2015	250,000	2,000,000	305,100	2,555,100	90%
	2014	250,000	2,000,000	423,520	2,673,520	91%
Sarah A. Johnson, Chief Legal Officer	2016	250,000	1,050,000	141,500	1,441,500	83%
	2015	250,000	1,200,000	305,100	1,755,100	86%
	2014	250,000	1,025,000	423,520	1,698,520	85%
Gregory K. Ramirez, Executive Vice President	2016	250,000	1,025,000	141,500	1,416,500	82%
	2015	250,000	1,150,000	305,100	1,705,100	85%
	2014	250,000	1,075,000	370,580	1,695,580	85%
James S. Hamman, Jr., Executive Vice President	2016	250,000	1,000,000	283,000	1,533,000	84%
Dean J. Patenaude, Former Executive Vice President	2016	177,100	2,000,000	—	2,177,100	92%
	2015	250,000	2,200,000	305,100	2,755,100	91%
	2014	250,000	2,200,000	370,580	2,820,580	91%

The cash bonuses, restricted share grants, and total compensation paid to Mr. Colson, Mr. Daley, Ms. Johnson, and Mr. Ramirez with respect to 2016 were lower than the amounts paid to them with respect to 2015. The year-over-year decline reflects the fact that, in 2016, despite a number of accomplishments that we believe position the firm for continued long-term success, our financial performance declined compared to 2015 and we experienced net client cash outflows. Our average assets under management and revenues each declined by 10%, our adjusted net income declined by 20%, and our adjusted operating margin declined from 40.3% to 36.4%. (For a further discussion of our adjusted non-GAAP measures and a reconciliation from GAAP financial measures to non-GAAP measures, including adjusted net income and adjusted operating margin, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supplemental Non-GAAP Financial Information” in our 2016 Form 10-K filed with the SEC on February 21, 2017.) We also experienced $4.8 billion of net client cash outflows in 2016. While our financial performance declined compared to 2015, there were a number of business and financial accomplishments in 2016, including:

•	The maintenance of an environment and culture that supports our investment professionals continued effort to deliver strong investment performance. At year-end, the 10-year average annual returns of each of our 8 investment strategies with a 10-year track record exceeded the returns of its applicable benchmark. Our Global Opportunities and Global Equity strategies, both of which are open to new clients and investors and have realizable capacity, beat their benchmarks by over 500 and 300 basis points, respectively, over the trailing 5-year period. Our two newest strategies, High Income and Developing World, continued to perform well and gather assets.

•	The hiring and on-boarding of our eighth investment team, the Thematic team, which we expect will eventually manage multiple strategies. These strategies will be consistent with our high value added philosophy and reflect our goal of launching new strategies with high degrees of freedom that are not easily replicated with passive products.

•	During the year, four of our seven investment teams experienced net client cash inflows.

•	In January 2017, the Global Value team was recognized again with their sixth nomination for Morningstar International-Stock Fund Manager of the Year in the U.S.

•	We continued to increase the geographic diversification of our business. At year-end, $18 billion, or 18%, of our total assets under management were from clients domiciled outside the U.S.

•	We declared and distributed dividends of $2.80 per share of Class A common stock during 2016, which represents all of our adjusted earnings and non-cash expenses.

•	Maintaining and enhancing relationships and communication with clients, investors, employees, and potential new investment talent.

Our executive compensation program includes the following features that we believe reflect sound corporate pay governance:

•	We do not have employment or other agreements that provide termination benefits outside the context of a change in control.

•	Approximately one-half of the restricted shares awarded to our named executive officers are Career Shares that, with certain exceptions, will only vest if and when the recipient retires from the Company in accordance with qualifying retirement conditions.

•	Our post-IPO equity grants include double-trigger change in control provisions.

•	We do not provide “golden parachute” tax gross ups.

•	None of our named executive officers have bonus guarantees.

•	We do not offer retirement or pension plans other than the same 401(k) plan that is available to all employees.

•	We do not maintain any benefit plans or perquisites that cover only one or more of our named executive officers.

•	Our insider trading policy prohibits hedging or pledging of Company stock by our employees.

•	Our Compensation Committee receives information from an independent compensation consultant.

Objectives of the Compensation Program

We believe that to create long-term value for our stockholders our management team needs to focus on the following business objectives:

•	Achieving profitable and sustainable financial results.

•	Delivering superior investment performance and client service.

•	Attracting and retaining top investment talent whose interests are aligned with our clients and stockholders.

•	Expanding our investment capabilities through thoughtful growth.

•	Continuing to diversify our sources of assets.

Our executive compensation program is designed to:

•	Support our business strategy.

•	Attract, motivate and retain highly talented, results-oriented individuals.

•	Reward the achievement of superior and sustained long-term performance.

•	Be flexible and responsive to evolving market conditions.

•	Align the interests of our named executive officers with our stockholders.

•	Provide competitive pay opportunities.

Determination of Compensation

Role of Compensation Committee, Board and Chief Executive Officer. Our Compensation Committee, which is comprised solely of directors who qualify as independent under applicable SEC and NYSE rules, has ultimate responsibility for all compensation decisions relating to our named executive officers. Other members of the Board regularly attend and participate in meetings of the Compensation Committee, and the members of the Compensation Committee and Board regularly meet in executive session without management present. The decisions of the Compensation Committee are reported to the entire Board.

Our Chief Executive Officer evaluates the performance of, and makes recommendations to our Compensation Committee regarding compensation matters involving, the other named executive officers. The Compensation Committee retains the ultimate authority to approve, reject or modify those recommendations. The Compensation Committee independently evaluates our Chief Executive Officer’s performance and determines our Chief Executive Officer’s compensation.

Use of Compensation Consultant. Our Compensation Committee has retained the services of McLagan, a compensation consultant, to provide information regarding compensation trends in the asset management industry. McLagan must receive pre-approval from the chairperson of our Compensation Committee prior to accepting any non-survey-related work from management. Other than compensation surveys and multi-client studies where McLagan provided information, but not advice, McLagan did not provide any services to management in 2016. Our Compensation Committee has assessed the independence of McLagan pursuant to SEC rules and concluded that no conflict of interest exists that prevents McLagan from independently advising the Compensation Committee.

Peer Group Compensation Review. Our Compensation Committee considers the individual and aggregate pay levels and financial performance of other asset management companies in connection with its compensation decision-making process. We do not seek to benchmark our executive compensation to that of our peers. Instead, the Compensation Committee reviews the information to stay informed of competitive pay levels and compensation trends in the asset management industry.

Tax and Accounting Considerations. When it reviews compensation matters, our Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to its named executive officers, although these considerations are not dispositive. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly-traded corporation that pays compensation in excess of $1 million to any of its named executive officers (other than the chief financial officer) in any taxable year, unless the compensation plan and awards meet certain requirements. Section 162(m) did not apply to our compensation prior to our IPO in March 2013. Under the transition rules, in general, compensation paid under a plan that existed while we were private is exempt from the $1 million deduction limit until the earliest to occur of: (i) the expiration of the plan; (ii) the material modification of the plan; (iii) the issuance of all available shares and other compensation that has been allocated under the plan; and (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which our IPO occurred (i.e., the first meeting of stockholders after December 31, 2016). We have relied on this exemption from the time of our IPO. Notwithstanding the foregoing, we reserve the right to pay amounts that are not deductible under Section 162(m) during any period when Section  162(m) is applicable to us.

Elements of our Named Executive Officers’ Compensation and Benefits

The elements of our named executive officer compensation program include:

•	Base salary.

•	Annual performance based discretionary cash bonus.

•	Equity compensation.

•	Retirement benefits.

•	Other benefits.

Base Salary

Base salaries are intended to provide our named executive officers with a degree of financial certainty and stability that does not depend on performance and that does not differentiate among the responsibilities, contributions or performance of our named executive officers. Instead, we consider it a baseline compensation level that delivers some current cash income to our named executive officers. As is typical in the asset management industry, our named executive officers’ base salaries represent a relatively small portion of their overall total direct compensation. We believe that the majority of their pay should be in the form of variable compensation tied to performance. Further, we believe in a model of managed fixed costs and the potential for substantial upside to productive employees and view this compensation structure as promoting our business objectives. Each of our named executive officers received an annual base salary of $250,000 in 2016. The $250,000 annual base salary for named executive officers has remained unchanged over the last decade. We will continue to annually review the base salaries of our named executive officers.

Annual Performance Based Discretionary Cash Bonus

Cash incentive compensation is the most significant part of our named executive officers’ total direct compensation. Annual cash incentive compensation is determined after the end of each year and is based on the Compensation Committee’s assessment of individual and company-wide performance measured over long-term periods. We do not use predetermined incentive formulas to evaluate performance or determine pay. In its decision-making process for 2016, the Compensation Committee considered the execution of certain key strategic priorities, as well as business and financial metrics.

At its April 2016 meeting, our Compensation Committee discussed target bonus amounts for each named executive officer and a set of key strategic priorities and business and financial metrics against which to evaluate performance and determine bonuses for 2016. At each subsequent meeting, the Compensation Committee reviewed the status of the strategic priorities and assessed the business and financial metrics.

During its July meeting, the Compensation Committee discussed the results of the Company’s first advisory votes on executive compensation and frequency of advisory votes on executive compensation. The advisory votes, which occurred in connection with the Company’s 2016 annual meeting of stockholders, resulted in the approval of the Company’s 2015 executive compensation and the approval of a frequency of executive compensation advisory votes of every three years. The Compensation Committee determined not to make changes to the executive compensation program in response to the votes.

During its October 2016 meeting, the Compensation Committee discussed the unexpected death of Dean J. Patenaude, who, prior to his death, served as Executive Vice President and Head of Global Distribution. Mr. Patenaude had been a named executive officer since our IPO in March of 2013 and would have been a named executive officer for 2016, but for his death in September 2016. The Compensation Committee considered the contributions made by Mr. Patenaude to the firm, including his efforts to build out the firm’s global distribution model and team, and the Company’s performance through September 30, 2016 and determined to award $2,000,000 to Mr. Patenaude’s estate. In addition, as noted in the tables below, upon Mr. Patenaude’s death, all of his outstanding equity compensation awards fully vested pursuant to their terms.

In January 2017 the Compensation Committee determined annual cash bonuses for the 2016 named executive officers based on its assessment of the named executive officers’ execution of strategic priorities and our 2016 business and financial results. In shaping its decisions with respect to all of the named executive officers, the Compensation Committee considered the following:

•	The maintenance of an environment and culture that supports our investment professionals continued effort to deliver strong investment performance. At year-end, the 10-year average annual returns of each of our 8 investment strategies with a 10-year track record exceeded the returns of its applicable benchmark. Our Global Opportunities and Global Equity strategies, both of which are open to new clients and investors and have realizable capacity, beat their benchmarks by over 500 and 300 basis points, respectively, over the trailing 5-year period. Our two newest strategies, High Income and Developing World, continued to perform well and gather assets.

•	The hiring and on-boarding of our eighth investment team, the Thematic team, which we expect will eventually manage multiple strategies. These strategies will be consistent with our high value added philosophy and reflect our goal of launching new strategies with high degrees of freedom that are not easily replicated with passive products.

•	During the year, four of our seven investment teams experienced net client cash inflows.

•	In January 2017, the Global Value team was recognized again with their sixth nomination for Morningstar International-Stock Fund Manager of the Year in the U.S.

•	We continued to increase the geographic diversification of our business. At year-end, $18 billion, or 18%, of our total assets under management were from clients domiciled outside the U.S.

•	We declared and distributed dividends of $2.80 per share of Class A common stock during 2016, which represents all of our adjusted earnings and non-cash expenses.

•	Maintaining and enhancing relationships and communication with clients, investors, employees, and potential new investment talent.

Despite these achievements, in 2016, our average assets under management and revenues each declined by 10%, our adjusted net income declined by 20%, and our adjusted operating margin declined from 40.3% to 36.4%. We also experienced $4.8 billion of net client cash outflows in 2016. For a further discussion of our adjusted non-GAAP measures and a reconciliation from GAAP financial measures to non-GAAP measures, including adjusted net income and adjusted operating margin, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supplemental Non-GAAP Financial Information” in our 2016 Form 10-K filed with the SEC on February 21, 2017.

Based on these achievements and our financial and business performance, the Compensation Committee determined to pay 2016 cash incentive awards as follows: $4,800,000 for Mr. Colson; $1,750,000 for Mr. Daley; $1,050,000 for Ms. Johnson; $1,025,000 for Mr. Ramirez, and $1,000,000 for Mr. Hamman. The cash bonuses paid to Mr. Colson, Mr. Daley, Ms. Johnson, and Mr. Ramirez with respect to 2016 were lower than the amounts paid to them with respect to 2015 because of the firm’s financial performance in 2016 compared to 2015.

Equity Compensation

We strongly believe that equity participation causes employees to think and act like owners. Each of our named executive officers has significant holdings in the Company’s equity, through a mix of standard restricted shares, career shares and Class B common units of Artisan Partners Holdings. We place significant restrictions on the number of Class B common units that our named executive officers may sell in any given year. These restrictions, together with an annual award of career shares that generally do not vest until a qualified retirement, result in our named executive officers maintaining a significant level of equity ownership. We believe that the contractual restrictions on the ability of our named executive officers to sell existing equity have a similar effect as stock ownership guidelines and retention requirements, making the adoption of such additional formal policies unnecessary.

In 2014 we introduced a new component to our equity compensation program: career shares. Our standard restricted shares vest pro-rata over the five years following the date of grant, subject to continued employment. For career shares to vest, both of the following conditions must be met:

•	Pro rata time-vesting, under which 20% of the shares satisfy this condition in each of the five years following the year of grant.

•	Qualifying retirement, which requires that the recipient (i) has been employed by us for at least 10 years at retirement; (ii) had provided, in the case of named executive officers and portfolio managers, three years’ prior written notice of retirement (which can be reduced to not less than one year at our discretion); and (iii) remains at the company through the retirement notice period.

Career shares and standard restricted shares will also vest upon a termination of employment due to death or disability. In addition, after a change of control, if the company terminates a recipient without cause or he or she resigns for good reason, in either case, within two years after a change in control, the shares will fully vest.

We believe that career shares will further align the interests of our named executive officers, portfolio managers, and other senior employees with our stockholders and clients and will incentivize recipients to remain at our firm until they are ready to leave in a thoughtful and structured way. Both standard restricted shares and career shares are awarded pursuant to the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan.

In January 2017, our Compensation Committee recommended, and our Board subsequently approved, equity grants in respect of 2016 performance to certain of our employees, including to our named executive officers. The aggregate award constituted a total of 1.3 million shares, of which a total of 35,000 shares (or 3% of the total grant) were awarded to our named executive officers as follows: 5,000 standard restricted shares and 5,000 career shares for Mr. Colson; 2,500 standard restricted shares and 2,500 career shares for Mr. Daley; 2,500 standard restricted shares and 2,500 career shares for Ms. Johnson; 2,500 standard restricted shares and 2,500 career shares for Mr. Ramirez, and 3,928 standard restricted shares and 6,072 career shares for Mr. Hamman. The value of the equity granted to each of Mr. Colson, Mr. Daley, Ms. Johnson, and Mr. Ramirez with respect to 2016 was less than the value granted to them with respect to 2015 because of the firm’s financial performance in 2016 compared to 2015. The size of the award to each named executive officer was determined by the Compensation Committee in consultation with our Chief Executive Officer. By accepting the awards, each of our named executive officers agreed to certain restrictive covenants, including agreements not to compete with the Company or solicit clients and employees, for one year after he or she ceases to be employed by the Company.

We intend to continue to grant annual equity-based awards to our executive officers under the Omnibus Plan, which provides for a wide variety of equity awards. The size and structure of the equity awards granted with respect to 2016 may not be indicative of future awards. Future equity awards may be granted in a mix of restricted shares (both standard and career) and options and subject to both time- and performance-based vesting. We generally intend to grant to our named executive officers, over the long term, a 50-50 ratio of career shares and standard restricted shares.

Retirement Benefits

We believe that providing a cost-effective retirement benefit for the Company’s employees is an important recruitment and retention tool. Accordingly, the Company maintains, and each of the named executive officers participates in, a contributory defined contribution retirement plan for all U.S.-based employees, and matches 100% of each employee’s contributions (other than catch-up contributions by employees age 50 and older) up to the 2016 limit of $18,000. We also maintain retirement plans or make retirement plan contributions (or equivalent cash payments) for our employees based outside the U.S. The opportunity to participate in a retiree health plan, at the sole expense of the retiree, is available to employee-partners and career share recipients who have at least 10 years of service with us at the time of retirement.

Other Benefits

Our named executive officers participate in the employee health and welfare benefit programs we maintain, including medical, group life and long-term disability insurance, and health care savings accounts, on the same basis as all U.S. employees, subject to satisfying any eligibility requirements and applicable law. We also generally provide employer-paid parking or transit assistance and, for our benefit and convenience, on-site food and beverages; our named executive officers enjoy those benefits on the same terms as all of our employees.

Risk Management and Named Executive Officer Compensation

We have identified two primary risks relating to compensation: the risk that compensation will not be sufficient in amount or appropriately structured to attract and to retain talent, and the risk that compensation may provide unintended incentives. To combat the risk that our compensation might not be sufficient or be inappropriately structured, we strive to use a compensation structure, and set compensation levels, for all employees in a way that we believe promotes retention. We make equity awards subject to multi-year vesting schedules to provide a long-term component to our compensation program, and in 2014 we introduced career shares to our equity compensation program. We believe that both the structure and levels of compensation have aided us in attracting and retaining key personnel. To address the risk that our compensation programs might provide unintended incentives, we have deliberately kept our compensation programs simple and without formulaic incentives. We have not seen any employee behaviors motivated by our compensation policies and practices that create increased risks for our stockholders.

Based on the foregoing, we do not believe that our compensation policies and practices motivate imprudent risk taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Our Compensation Committee will continue to monitor the effects of its compensation decisions to determine whether risks are being appropriately managed.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management, and based upon such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in Artisan Partners Asset Management’s annual report on Form 10-K and proxy statement.

Compensation Committee:

Jeffrey A. Joerres, Chairperson

Seth W. Brennan

Tench Coxe

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Summary Compensation Table (1)

The following table provides information regarding the compensation earned during the years ended December 31, 2014, 2015 and 2016 by each of our named executive officers. Columns for “Option Awards”, “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” do not appear in the following table as they do not pertain to the Company.

The applicable SEC rules require that the Summary Compensation Table report the value of an equity award in the year in which it was made, not the year with respect to which the award relates. The stock award reported in 2014 was made in 2014 and related to each executive’s 2014 performance. However, beginning in 2015, the Company established a practice of awarding equity after the end of each year. As a result of this change, the award made in January 2016, which we consider part of each executive’s 2015 compensation, is reported in 2016. Similarly, the award made in January 2017, which we consider part of each executive’s 2016 compensation, will be reported in 2017. To provide a more accurate picture of how the Compensation Committee views the award of stock to our named executive officers, we have provided a separate table at the beginning of the Compensation Discussion and Analysis and in the first footnote below that includes the value of the stock awards in the year to which the awards relate.

As a consequence of the SEC rules, in the table below, the value of the stock awards and total compensation paid to Mr. Colson, Mr. Daley, Ms. Johnson and Mr. Ramirez for 2016 is greater than the value of the stock awards and total compensation paid to them in 2015. As discussed above and shown in the first footnote below, the stock awards and total compensation paid to those officers with respect to 2016 were less than the amounts paid to them in 2015, as a result of the firm’s financial performance in 2016 compared to 2015.

Name & Principal Position	Year	Salary	Bonus (2)	Stock Awards(3)	All Other Compensation(4)	Total
Eric R. Colson Chief Executive Officer	2016	$250,000	$4,800,000	$915,300	$147,884	$6,113,184
	2015	250,000	5,500,000	—	168,041	5,918,041
	2014	250,000	5,500,000	873,510	58,845	6,682,355
Charles J. Daley, Jr. Chief Financial Officer	2016	250,000	1,750,000	305,100	89,991	2,395,091
	2015	250,000	2,000,000	—	106,383	2,356,383
	2014	250,000	2,000,000	423,520	56,610	2,730,130
Sarah A. Johnson Chief Legal Officer	2016	250,000	1,050,000	305,100	81,956	1,687,056
	2015	250,000	1,200,000	—	79,152	1,529,152
	2014	250,000	1,025,000	423,520	60,392	1,758,912
Gregory K. Ramirez Executive Vice President	2016	250,000	1,025,000	305,100	81,108	1,661,208
	2015	250,000	1,150,000	—	87,073	1,487,073
	2014	250,000	1,075,000	370,580	60,375	1,755,955
James S. Hamman, Jr.(5) Executive Vice President	2016	250,000	1,000,000	305,100	56,532	1,611,632
Dean J. Patenaude(6) Former Executive Vice President	2016	177,100	2,000,000	305,100	85,844	2,568,044
	2015	250,000	2,200,000	—	98,426	2,548,426
	2014	250,000	2,200,000	370,580	61,086	2,881,666

(1)	The summary compensation table above includes the value of restricted shares that were granted to each named executive officer in each year presented, as required by SEC disclosure rules. The supplemental table below includes the value of the restricted shares that we granted to each named executive officer in January 2016 and 2017 with respect to 2015 and 2016 performance, respectively.

Name	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
Eric R. Colson	2016	$250,000	$4,800,000	$283,000	$147,884	5,480,884
	2015	250,000	5,500,000	915,300	168,041	6,833,341
	2014	250,000	5,500,000	873,510	58,845	6,682,355
Charles J. Daley, Jr.	2016	250,000	1,750,000	141,500	89,991	2,231,491
	2015	250,000	2,000,000	305,100	106,383	2,661,483
	2014	250,000	2,000,000	423,520	56,610	2,730,130
Sarah A. Johnson	2016	250,000	1,050,000	141,500	81,956	1,523,456
	2015	250,000	1,200,000	305,100	79,152	1,834,252
	2014	250,000	1,025,000	423,520	60,392	1,758,912
Gregory K. Ramirez	2016	250,000	1,025,000	141,500	81,108	1,497,608
	2015	250,000	1,150,000	305,100	87,073	1,792,173
	2014	250,000	1,075,000	370,580	60,375	1,755,955
James S. Hamman, Jr.	2016	250,000	1,000,000	283,000	56,532	1,589,532
Dean J. Patenaude	2016	177,100	2,000,000	—	85,844	2,262,944
	2015	250,000	2,200,000	305,100	98,426	2,853,526
	2014	250,000	2,200,000	370,580	61,086	2,881,666

(2)	Amounts in this column represent the annual discretionary cash bonus compensation earned by our named executive officers in 2016, 2015 and 2014, as applicable. The amounts were paid in February following each year presented with the exception of Mr. Patenaude’s 2016 bonus which was paid to his estate in November 2016.
(3)	As discussed above, we believe the value of the equity awards we made in January 2016 and 2017 should be considered a part of each named executive officer’s compensation for 2015 and 2016, respectively. Accordingly, the grant date fair value of those awards is reflected in the “Stock Awards” and “Total” columns in the supplemental table in footnote 1. Awards made in 2014 were made in July 2014 and we believe are appropriately considered a part of each named executive officer’s 2014 compensation. The values reported represent the grant date fair value as computed in accordance with FASB ASC Topic 718 based upon the price of our common stock at the grant date.
(4)	Amounts in this column represent the aggregate dollar amount of all other compensation received by our named executive officers. All other compensation includes (a) company matching contributions to our named executive officers’ contributory defined contribution plan accounts equal to 100% of their pre-tax contributions (excluding catch-up contributions for named executive officers age 50 and older), up to the limitations imposed under applicable tax rules, which contributions totaled $18,000 for each named executive officer in 2016; (b) reimbursement for 2016 self-employment payroll tax expense as follows: $102,717 for Mr. Colson; $46,198 for Mr. Daley; $36,333 for Ms. Johnson; $35,484 for Mr. Ramirez; and $46,811 for Mr. Patenaude and (c) a payment of $12,772 to Mr. Hamman pursuant to an employee incentive plan that has since been discontinued.
(5)	Because Mr. Hamman first became an executive officer in 2016, no disclosure is included for 2015 or 2014.
(6)	Mr. Patenaude ceased to be an executive officer of the Company on September 11, 2016, when he unexpectedly passed away.

Grants of Plan-Based Awards During 2016

The following table provides information regarding plan-based awards granted to each of our named executive officers in the year ended December 31, 2016.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Eric R. Colson	1/26/2016	30,000	$915,300
Charles J. Daley, Jr.	1/26/2016	10,000	305,100
Sarah A. Johnson	1/26/2016	10,000	305,100
Gregory K. Ramirez	1/26/2016	10,000	305,100
James S. Hamman, Jr.	1/26/2016	10,000	305,100
Dean J. Patenaude	1/26/2016	10,000	305,100

(1)	Represents the number of restricted shares of our Class A common stock granted in January 2016, which were awarded as follows:

Name	Standard Restricted Shares	Career Shares
Eric R. Colson	15,000	15,000
Charles J. Daley, Jr.	5,000	5,000
Sarah A. Johnson	5,000	5,000
Gregory K. Ramirez	5,000	5,000
James S. Hamman, Jr.	—	10,000
Dean J. Patenaude	5,000	5,000

(2)	Represents the grant date fair value as computed in accordance with FASB ASC Topic 718 based upon the price of our common stock at the grant date.

Outstanding Equity Awards at December 31, 2016

The following table provides information about the outstanding equity-based awards held by each of our named executive officers as of December 31, 2016.

Name	Number of Shares and Units of Stock That Have Not Vested(#)(1)	Market Value of Shares and Units of Stock That Have Not Vested($)(2)
Eric R. Colson	63,171	$1,879,337
Charles J. Daley, Jr.	34,747	1,033,723
Sarah A. Johnson	20,622	613,505
Gregory K. Ramirez	20,566	611,839
James S. Hamman, Jr.	17,364	516,579
Dean J. Patenaude (3)	—	—

(1)	Represents the number of unvested restricted shares (both career shares and standard restricted shares) of Class A common stock and unvested Class B common units as of December 31, 2016, as indicated on the following page.

Name	Standard Restricted Shares (A)	Career Shares (B)	Class B Common Units (C)
Eric R. Colson	28,950	23,250	10,971
Charles J. Daley, Jr.	11,600	9,000	14,147
Sarah A. Johnson	9,400	9,000	2,222
Gregory K. Ramirez	9,100	8,500	2,966
James S. Hamman, Jr.	4,455	12,909	—
Dean J. Patenaude	—	—	—

(A)	Standard restricted shares vest in five equal installments over the five years following the date of grant, provided that the holder remains employed through the vesting dates. Standard restricted shares will also vest upon a termination of employment on account of the holder’s death or disability or upon a qualifying termination of employment in connection with a change in control. The following number of standard restricted shares were granted to each of our named executive officers in 2014 as follows: 8,250 shares for Mr. Colson; 4,000 shares for Mr. Daley; 4,000 shares for Ms. Johnson; 3,500 shares for Mr. Ramirez; and 3,500 shares for Mr. Patenaude. The number of standard restricted shares granted in January 2016 are disclosed in the “Grants of Plan-Based Awards During 2016” table above.
(B)	Career shares vest as described above in “-Compensation Discussion and Analysis—Equity-Based Compensation.” The following number of career shares were granted to each of our named executive officers in 2014 as follows: 8,250 shares for Mr. Colson; 4,000 shares for Mr. Daley; 4,000 shares for Ms. Johnson; 3,500 shares for Mr. Ramirez; and 3,500 shares for Mr. Patenaude. The number of career shares granted in January 2016 are disclosed in the “Grants of Plan-Based Awards During 2016” table above.
(C)	The unvested Class B common units vest in installments over a five-year period from the grant dates, provided that the holder remains employed through the vesting dates. The units will also vest upon a termination of employment on account of the holder’s death or disability and upon the occurrence of a change in control, subject to continued employment through such occurrence. Generally, Class B common units are exchangeable for shares of our Class A common stock on a one-for-one basis. However, generally, a holder of Class B common units that remains employed by us may only exchange and sell up to 15% of the total number of Class B common units (both vested and unvested) held by the employee at the beginning of any one-year period, plus any amounts that the holder could have sold in prior years but did not.
(2)	Restricted shares of Class A common stock were valued based on the closing price of our Class A common stock on the NYSE on December 30, 2016, which was $29.75. Unvested Class B common units were also valued based on the closing price of our Class A common stock on the NYSE on December 30, 2016, as the Class B common units are generally exchangeable for shares of Class A common stock on a one-for-one basis.
(3)	All of Mr. Patenaude’s unvested shares and units automatically vested upon his death in September 2016, pursuant to the terms of each of the award agreements under which the restricted shares of Class A common stock and Class B common units were granted.

Equity Awards Vested During the Year Ended December 31, 2016

The following table provides information about the value realized by each of our named executive officers during the year ended December 31, 2016, upon the vesting of equity awards.

Name	Number of Shares or Units Acquired Upon Vesting(#)(1)	Value Realized on Vesting($)(2)
Eric R. Colson	38,313	$1,219,660
Charles J. Daley, Jr.	17,047	474,219
Sarah A. Johnson	4,022	111,874
Gregory K. Ramirez	4,666	129,791
James S. Hamman, Jr.	1,818	50,559
Dean J. Patenaude(3)	51,796	1,409,385

(1)	Represents the number of standard restricted shares of Class A common stock and Class B common units that vested during the year ended December 31, 2016:

Name	Vested Shares of Class A Common Stock	Vested Class B Common Units
Eric R. Colson	6,150	32,163
Charles J. Daley, Jr.	2,900	14,147
Sarah A. Johnson	1,800	2,222
Gregory K. Ramirez	1,700	2,966
James S. Hamman, Jr.	1,818	—
Dean J. Patenaude	22,000	29,796

Generally, Class B common units are exchangeable for shares of our Class A common stock on a one-for-one basis. However, generally, a holder of Class B common units that remains employed by us may only exchange and sell up to 15% of the total number of Class B common units (both vested and unvested) held by the employee at the beginning of any one-year period, plus any amounts that the holder could have sold in prior years but did not.
(2)	The value of the restricted shares of Class A common stock and Class B common units that vested during 2016 is based on the stock price of our Class A common stock on each respective vesting date.
(3)	All of Mr. Patenaude’s unvested shares and units automatically vested upon his death in September 2016, pursuant to the terms of each of the award agreements under which the restricted shares of Class A common stock and Class B common units were granted.

Pension Benefits

We do not sponsor or maintain any defined benefit pension or retirement benefits for the benefit of our employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not sponsor or maintain any nonqualified defined contribution or other nonqualified deferred compensation plans for the benefit of our employees.

Employment Agreements

We do not have employment agreements with any of our named executive officers. Upon commencement of employment, each named executive officer received an offer letter outlining the initial terms of employment, including base salary and cash incentive compensation. None of these terms affected compensation paid to our named executive officers in 2016 and will not affect compensation paid in future years.

Each of the named executive officers has agreed, pursuant to his or her Class A restricted stock award agreements, to certain restrictive covenants, including agreements not to compete with the Company, or solicit clients and employees, for one year after he or she ceases to be employed by the Company. The enforceability of the restrictive covenants may be limited depending on the particular facts and circumstances.

Potential Payments Upon Termination or Change in Control

Our named executive officers are all employed on an “at will” basis, which enables us to terminate their employment at any time. Our named executive officers do not have agreements that provide severance benefits. We do not offer or have in place any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control (other than our contributory defined contribution plan). Under certain circumstances, a named executive officer may be offered severance benefits to be negotiated at the time of termination.

Equity awards granted to our named executive officers are evidenced by an award agreement that sets forth the terms and conditions of the award and the effect of any termination event or a change in control on unvested awards. The effect of a termination event or change in control on outstanding equity awards varies by the type of award. The following table provides the value of equity acceleration that would have been realized for each of the named executive officers if he or she had been terminated on December 31, 2016 under the circumstances indicated (including following a change in control).

As discussed above, each of our named executive officers has been granted career shares that are designed to vest upon a qualifying retirement. A qualifying retirement requires 10 years of service with the Company as of the date of retirement and three years’ advance notice of retirement, which we may waive to no less than one year. Career shares also include a pro rata time-vesting requirement, under which 20% of the shares become eligible for qualifying retirement vesting in each of the five years following the year of grant. While none of our named executive officers has provided us with notice of intent to retire, the amounts shown in the “Retirement” column reflect the value of career shares that have satisfied the time-vesting and 10 years of service requirements as of December 31, 2016, had the named executive officer satisfied the advance notice requirement as of that date. In addition, the amount of shares received upon exchange of Class B common units that may be sold in any one-year period may also increase upon a named executive officer’s retirement, so long as the officer provided us with sufficient notice of retirement and has at least 10 years of service at retirement.

	Death or Disability	Qualifying Termination in Connection with Change in Control	Accelerated Vesting Upon Change in Control	Retirement
Eric R. Colson
Unvested Class B Common Units(1)	$326,387	$—	$326,387	$—
Standard Restricted Shares(2)	861,263	861,263	—	—
Career Shares(3)	691,688	691,688	—	98,175
Charles J. Daley, Jr.
Unvested Class B Common Units(1)	420,873	—	420,873	—
Standard Restricted Shares(2)	345,100	345,100	—	—
Career Shares(3)	267,750	267,750	—	—
Sarah A. Johnson
Unvested Class B Common Units(1)	66,105	—	66,105	—
Standard Restricted Shares(2)	279,650	279,650	—	—
Career Shares(3)	267,750	267,750	—	47,600
Gregory K. Ramirez
Unvested Class B Common Units(1)	88,239	—	88,239	—
Standard Restricted Shares(2)	270,725	270,725	—	—
Career Shares(3)	252,875	252,875	—	41,650
James S. Hamman, Jr.
Standard Restricted Shares(2)	132,536	132,536	—	—
Career Shares(3)	384,043	384,043	—	—
Dean J. Patenaude (4)
Unvested Class B Common Units	400,756	—	—	—
Standard Restricted Shares	293,210	—	—	—
Career Shares	228,650	—	—	—

(1)	Represents the value of the accelerated vesting of Class B common units, which was based on the closing price of our Class A common stock on the NYSE on December 30, 2016, which was $29.75 per share, as the Class B common units are generally exchangeable for shares of Class A common stock on a one-for-one basis. Any unvested Class B common units will become fully vested upon the holder’s death or disability or upon the occurrence of a change in control (subject to continued employment through such occurrence).
(2)	Represents the value of the accelerated vesting of restricted shares of Class A common stock based on the closing price of our Class A common stock on the NYSE on December 30, 2016, which was $29.75 per share. Any standard restricted shares will become fully vested upon the holder’s death or disability or upon a qualifying termination of employment in connection with a change in control (subject to continued employment through such occurrence).
(3)	Represents the value of the accelerated vesting and retirement vesting of career shares based on the closing price of our Class A common stock on the NYSE as of December 30, 2016, which was $29.75 per share. Any career shares will become fully vested upon the holder’s death or disability or upon a qualifying termination of employment in connection with a change in control (subject to continued employment through such occurrence). Career shares also vest upon qualifying retirement, as discussed above.
(4)	Represents the value of the accelerated vesting of Class B common units, standard restricted shares and career shares as of September 12, 2016, upon the death of Mr. Patenaude.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions in Connection with our IPO

In March 2013, in connection with the initial public offering of Artisan Partners Asset Management, we entered into the agreements described below with the limited partners of Artisan Partners Holdings, including the following persons and entities:

•	Our currently-serving named executive officers who own Class B common units of Artisan Partners Holdings.

•	Artisan Investment Corporation (“AIC”), an entity controlled by Andrew A. Ziegler, our Lead Director, and Carlene M. Ziegler. AIC owns all of the Class D common units of Artisan Partners Holdings.

•	Private equity funds (the “H&F holders”) controlled by H&F. Mr. Barger, one of our directors, is a senior advisor of H&F. The H&F holders no longer own any units of Artisan Partners Holdings or, to our knowledge, any shares of our common stock.

•	Mr. Barger, who owns Class A common units of Artisan Partners Holdings.

•	Sutter Hill Ventures, of which one of our directors, Mr. Coxe, is a managing director of the general partner, and two trusts of which Mr. Coxe is a co-trustee.

•	Several other persons or entities who own Class A or Class E common units of Artisan Partners Holdings and greater than 5% of our outstanding Class C common stock.

•	Our employees, or entities controlled by an employee who own Class B common units of Artisan Partners Holdings and greater than 5% of our outstanding Class B common stock.

The rights of each of the persons and entities listed above under the agreements discussed below are the same as the rights of each other holder of the same class of partnership units. So, for instance, the rights of our currently-serving named executive officers that are holders of Class B common units, under the exchange, registration rights, partnership and tax receivable agreements described below are the same as the rights of each other holder of Class B common units. The descriptions of the transactions and agreements below, including the rights and ownership interests of the persons and entities listed above, are as of April 3, 2017, unless otherwise indicated.

Exchange Agreement

Under the exchange agreement, subject to certain restrictions (including those intended to ensure that Artisan Partners Holdings is not treated as a “publicly traded partnership” for U.S. federal income tax purposes), holders of partnership units have the right to exchange common units (together with an equal number of shares of our Class B common stock or Class C common stock, as applicable) for shares of our Class A common stock on a one-for-one basis. A partnership unit cannot be exchanged for a share of our Class A common stock without a share of our Class B common stock or Class C common stock, as applicable, being delivered together at the time of exchange for cancellation.

Holders of partnership units are permitted to exchange units in a number of circumstances that are generally based on, but in several respects are not identical to, the “safe harbors” contained in the U.S. Treasury Regulations dealing with publicly traded partnerships. In accordance with the terms of the exchange agreement, partnership units are exchangeable: (i) in connection with the first underwritten offering in any calendar year pursuant to the resale and registration rights agreement; (ii) on a specified date each fiscal quarter; (iii) in connection with the holder’s death, disability or mental incompetence;

(iv) as part of one or more exchanges by the holder and any related persons during any 30-calendar day period representing in the aggregate more than 2% of all outstanding partnership units (generally disregarding interests held by us); (v) if the exchange is of all of the partnership units held by AIC in a single transaction; (vi) in connection with a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock that is effected with the consent of our Board or in connection with certain mergers, consolidations or other business combinations; or (vii) if we permit the exchanges after determining that Artisan Partners Holdings would not be treated as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code as a result. In general, our Board may waive the restrictions on exchange described above.

As the holders of limited partnership units exchange their units for Class A common stock, we receive a number of general partnership units, or GP units, of Artisan Partners Holdings equal to the number of shares of our Class A common stock that they receive, and an equal number of limited partnership units are canceled.

From January 1, 2016 through April 3, 2017, holders of Class A, Class B and Class E common units exchanged an aggregate of 1,886,277 units for Class A common stock, and an equal number of shares of our Class B or Class C common stock, as applicable, were canceled.

Resale and Registration Rights Agreement

Under the resale and registration rights agreement, we have provided the holders of partnership units with certain registration rights. We have also established certain restrictions on the timing and manner of resales of Class A common stock received upon exchange of partnership units. In general, our Board may waive or modify the restrictions on resale described below.

We were required to file, and use our reasonable best efforts to cause the SEC to declare effective, two registration statements: (i) an exchange shelf registration statement registering all shares of our Class A common stock and convertible preferred stock to be issued upon exchange of partnership units, and (ii) a shelf registration statement registering secondary sales of Class A common stock issuable upon exchange of units or conversion of convertible preferred stock by AIC and the H&F holders, as applicable.

AIC sold 3,500,000 common units in connection with the February 2017 coordinated offering. As of April 3, 2017, AIC owned 3,455,973 Class D common units exchangeable for an equal number of shares of our Class A common stock. There is no limit on the number of shares of our Class A common stock AIC may sell. AIC has the right to use the resale shelf registration statement to sell shares of Class A common stock, including the right to an unrestricted number of brokered transactions and, subject to certain limitations and qualifications, marketed and unmarketed underwritten shelf takedowns.

Our employee-partners, who hold Class B common units, sold an aggregate of 2,104,517 common units in connection with the February 2017 coordinated offering. As of April 3, 2017, our employee-partners owned an aggregate of 12,830,762 Class B common units. In each 12-month period, the first of which began in the first quarter of 2014, each employee-partner is permitted to sell up to (i) a number of vested shares of our Class A common stock representing 15% of the aggregate number of common units and shares of Class A common stock received upon exchange of common units (in each case, whether vested or unvested) he or she held as of the first day of that period or, (ii) if greater, vested shares of our Class A common stock having a market value as of the time of sale of $250,000, as well as, in either case, the number of shares such holder could have sold in any previous period or periods but did not sell in such period or periods. As of April 3, 2017, approximately 1.3 million Class B common units were eligible for exchange and sale. Units sold by employee-partners in connection with underwritten offerings (including our February 2017 coordinated offering) or otherwise redeemed by us are included when calculating the maximum number of shares each employee-partner is permitted to sell in any one-year period. Our Board may waive or modify the resale limitations described in this paragraph. Because employee-partners and other employees are eligible to sell amounts of vested shares as described in this proxy statement, employees’ equity ownership, in the aggregate, could significantly decline over the next five years.

Upon termination of employment, an employee-partner’s unvested Class B common units are forfeited. Generally, the employee-partner’s vested Class B common units are exchanged for Class E common units; the employee-partner’s shares of Class B common stock are canceled; and we issue the former employee-partner a number of shares of Class C common stock equal to the former employee-partner’s number of Class E common units. Class E common units are exchangeable for Class A common stock subject to the same restrictions and limitations on exchange applicable to the other common units of Artisan Partners Holdings.

If the employee-partner’s employment was terminated as a result of retirement, death or disability, the employee-partner or his or her estate may (i) as of and after the time of termination of employment, sell (A) a number of shares of our Class A common stock up to one-half of the employee-partner’s aggregate number of vested common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of employment or, (B) if greater, vested shares of our Class A common stock having a market value as of the time of sale of up to $250,000, and (ii) as of and after the first anniversary of the termination, the person’s remaining shares of our Class A common stock received upon exchange of common units. Retirement, for these purposes, requires that the employee-partner have provided ten years of service or more at the date of retirement and offered one year’s written notice (or three years’ written notice in the case of employee-partners who are lead portfolio managers or executive officers) of the intention to retire, subject to our right to accept a shorter period of notice.

If an employee-partner resigns or is terminated involuntarily, the employee-partner may in each 12-month period following the third, fourth, fifth and sixth anniversary of the termination, sell a number of shares of our Class A common stock up to one-fourth of the employee-partner’s aggregate number of vested common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of his or her employment (as well as the number of shares such employee-partner could have sold in any previous period or periods but did not sell in such period or periods).

Our former employee-partners sold an aggregate of 22,000 common units in connection with the February 2017 coordinated offering. As of April 3, 2017, former employee-partners owned an aggregate of 2,214,984 Class E common units, 1,277,383 of which may currently be sold.

As of April 3, 2017, our initial outside investors who are holders of Class A common units owned an aggregate of 7,870,427 Class A common units exchangeable for an equal number of shares of our Class A common stock. There is no limit on the number of shares of our Class A common stock the holders of Class A common units may sell.

We have paid and will continue to pay all expenses incident to our performance of any registration or marketing of securities pursuant to the resale and registration rights agreement, including reasonable fees and out-of-pocket costs and expenses of selling stockholders. We have also agreed to indemnify any selling stockholder, solely in their capacity as selling stockholders, against any losses or damages resulting from any untrue statement, or omission of material fact in any registration statement, prospectus or free writing prospectus pursuant to which they may sell shares of our Class A common stock, except to the extent the liability arose from their misstatement or omission of a material fact, in which case they have similarly agreed to indemnify us.

Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings

As a holding company, we conduct all of our business activities through our direct subsidiary, Artisan Partners Holdings, an intermediate holding company, which wholly owns Artisan Partners Limited Partnership, our principal operating subsidiary. The rights and obligations of Artisan Partners Holdings’ partners are set forth in its amended and restated limited partnership agreement.

We are the general partner of Artisan Partners Holdings and control its business and affairs and are responsible for the management of its business, subject to the voting rights of the limited partners as described below. No limited partners of Artisan Partners Holdings, in their capacity as such, have any authority or right to control the management of Artisan Partners Holdings or to bind it in connection with any matter.

Artisan Partners Holdings has outstanding GP units and common units. Net profits and net losses and distributions of profits of Artisan Partners Holdings are allocated and made to partners pro rata in accordance with the number of partnership units they hold (whether or not vested). Artisan Partners Holdings is obligated to distribute to us and its other partners cash payments for the purposes of funding tax obligations of ours and theirs as partners of Artisan Partners Holdings. In order to make a share of our Class A common stock represent the same percentage economic interest, disregarding corporate-level taxes and payments with respect to the tax receivable agreements, in Artisan Partners Holdings as a common unit of Artisan Partners Holdings, we always hold a number of GP units equal to the number of shares of Class A common stock issued and outstanding.

As the general partner of Artisan Partners Holdings, we hold all GP units and control the business of Artisan Partners Holdings. Our approval, acting in our capacity as the general partner, along with the approval of holders of a majority of each class of limited partnership units (except the Class E common units), voting as a separate class, will be required to engage in a material corporate transaction; with certain exceptions, redeem or reclassify partnership units or interests in any subsidiary, issue additional partnership units or interests in any subsidiary, or create additional classes of partnership units or interests in any subsidiary; or make any in-kind distributions. If any of the foregoing affects only certain classes of partnership units, only the approval of us and the affected classes would be required. The approval rights of each class of partnership units will terminate when the holders of the respective class of units directly or indirectly cease to own units constituting at least 5% of the outstanding units of Artisan Partners Holdings.

The amended and restated limited partnership agreement may be amended with the consent of the general partner and the holders of a majority of the Class A common units, Class B common units and Class D common units, each voting as a separate class, provided that the general partner may, without the consent of any limited partner, make amendments that do not materially and adversely affect any limited partners. To the extent any amendment materially and adversely affects only certain classes of limited partners, only the holders of a majority of the units of the affected classes have the right to approve such amendment.

Artisan Partners Holdings will indemnify AIC, as its former general partner, us, as its current general partner, the former members of its pre-IPO Advisory Committee, the members of our Stockholders Committee and our directors and officers against any losses, damages, costs or expenses (including reasonable attorney’s fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative (including any action by or on behalf of Artisan Partners Holdings) arising as a result of the capacities in which they serve or served Artisan Partners Holdings to the maximum extent that any of them could be indemnified if Artisan Partners Holdings were a Delaware corporation and they were directors of such corporation. In addition, Artisan Partners Holdings will pay the costs or expenses (including reasonable attorneys’ fees) incurred by the indemnified parties in advance of a final disposition of such matters so long as the indemnified party undertakes to repay the expenses if the party is adjudicated not to be entitled to indemnification.

Artisan Partners Holdings will also indemnify its officers and employees and officers and employees of its subsidiaries against any losses, damages, costs or expenses (including reasonable attorney’s fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative arising as a result of their being an employee of Artisan Partners Holdings (or their serving as an officer or fiduciary of any of Artisan Partners Holdings’ subsidiaries or benefit plans or any entity of which Artisan is sponsor or adviser), provided that no employee will be indemnified or reimbursed for any claim, obligation or liability adjudicated to have arisen out of or been based upon such employee’s intentional misconduct, gross negligence, fraud or knowing violation of law.

Stockholders Agreement

Our employees (including all of our employee-partners) to whom we have granted equity have entered into a stockholders agreement pursuant to which they granted an irrevocable voting proxy with respect to all shares of our common stock they have acquired from us (which shares represent approximately 54% of the combined voting power of our capital stock) and any shares they may acquire from us in the future to a stockholders committee currently consisting of Eric R. Colson (President, Chief Executive Officer and Chairman of the Board), Charles J. Daley, Jr. (Executive Vice President, Chief Financial Officer and Treasurer) and Gregory K. Ramirez (Executive Vice President). Any shares of our common stock that we issue to our employees in the future will be subject to the Stockholders Agreement so long as the agreement has not been terminated. Shares subject to the stockholders agreement will be voted in accordance with the majority decision of the three members of the stockholders committee.

The members of the stockholders committee must be Artisan employees and holders of shares subject to the agreement. If a member of the stockholders committee ceases to act as a member of the committee, our Chief Executive Officer (if he or she is a holder of shares subject to the stockholders agreement and is not already a member of the committee) will become a member of the committee. Otherwise, the two remaining members of the stockholders committee will jointly select a third member of the committee. Each member of the stockholders committee is entitled to indemnification from Artisan in his or her capacity as a member of the committee.

The stockholders agreement provides that members of the stockholders committee will vote the shares subject to the agreement in support of the following:

•	Matthew R. Barger, or, unless Mr. Barger is removed from the Board for cause, a successor selected by Mr. Barger who holds Class A common units, so long as the holders of the Class A common units beneficially own at least 5% of our outstanding capital stock. As of April 3, 2017, the holders of the Class A common units beneficially owned approximately 10.4% of our outstanding capital stock.

•	A director nominee, initially Mr. Colson, designated by the stockholders committee who is an employee-partner.

Under the terms of the stockholders agreement, we are required to use our best efforts to elect Mr. Barger and Mr. Colson, which efforts must include soliciting proxies for, and recommending that our stockholders vote in favor of, the election of each. Other than as provided above, under the terms of the stockholders agreement, the stockholders committee may in its discretion vote, or abstain from voting, all or any of the shares subject to the agreement on any matter on which holders of shares of our common stock are entitled to vote. The committee is specifically authorized to vote for its members as directors under the terms of the stockholders agreement.

At any time after the earlier of (i) the elimination of the Class B common stock’s supervoting rights and (ii) March 12, 2018, parties to the stockholders agreement holding at least two-thirds of the shares subject to the agreement may terminate it provided that the stockholders committee is no longer obligated to vote in favor of a director nominee who is a Class A common unit holder. For so long as the parties whose shares are subject to the agreement hold at least a majority of the combined voting power of our capital stock, the committee will be able to elect all of the members of our Board (subject to the obligation of the committee to vote in support of Mr. Barger and Mr. Colson, as described above) and will thereby control our management and affairs. Because each share of Class B common stock initially entitles its holder to five votes, the stockholders committee will control our management and affairs even though the employees whose shares are subject to the agreement hold less than a majority of the number of outstanding shares of our common stock.

Tax Receivable Agreements

We are party to two tax receivable agreements. The first tax receivable agreement is between the Company and the Pre-H&F Corp Merger Shareholder that was the sole shareholder of our convertible preferred stock. As part of our IPO reorganization, a corporation (“H&F Corp”) controlled by H&F merged with and into us pursuant to an Agreement and Plan of Merger. As consideration for the merger, the shareholder of H&F Corp received shares of our convertible preferred stock (all of which were converted to shares of Class A common stock in June 2014), contingent value rights (which were subsequently terminated in November 2013), and the right to receive an amount of cash. The tax receivable agreement between us and the Pre-H&F Merger Shareholder generally provides for the payment by us of 85% of the applicable cash savings, if any, of U.S. federal, state and local income taxes that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) the tax attributes of the preferred units acquired in the merger, (ii) net operating losses available as a result of the merger, and (iii) tax benefits related to imputed interest.

The second tax receivable agreement, with each holder of limited partnership units, generally provides for the payment by us to each of them of 85% of the applicable cash savings, if any, of U.S. federal, state and local income taxes that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) certain tax attributes of their partnership units sold to us or exchanged (for shares of Class A common stock, convertible preferred stock or other consideration) and that are created as a result of such sales or exchanges and payments under the TRAs, and (ii) tax benefits related to imputed interest.

For purposes of these tax receivable agreements, cash savings in tax are calculated by comparing our actual income tax liability to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the tax receivable agreements, unless certain assumptions apply. The tax receivable agreements will continue until all tax benefits have been utilized or expired, unless we exercise our right to terminate the agreements or we materially breach any of our material obligations under the agreements, in which cases our obligations under the agreements will accelerate. The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of purchases or exchanges of partnership units, the price of our Class A common stock or the value of our convertible preferred stock, as the case may be, at the time of such purchases or exchanges, the extent to which such transactions are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreements constituting imputed interest or depreciable or amortizable basis. In addition, in the case of a change of control, our obligations will be based on different assumptions that may affect the amount of the payments required under the agreements.

As of December 31, 2016, we recorded a $586.2 million liability, which generally represents 85% of the tax benefits APAM expects to realize as a result of the merger of an entity into APAM as part of our IPO reorganization, our purchase of partnership units from limited partners of Artisan Partners Holdings and the exchange of partnership units (for shares of Class A common stock, convertible preferred stock or other consideration). The estimated liability assumes no material changes in the relevant tax law and that APAM earns sufficient taxable income to realize all tax benefits subject to the TRAs. An increase or decrease in future tax rates will increase or decrease, respectively, the expected tax benefits APAM would realize and the amounts payable under the tax receivable agreement. The liability will increase upon future purchases or exchanges of limited partnership units. For example, the February 2017 coordinated offering and March 2017 exchanges have caused the liability to increase since December 31, 2016.

During 2016, we made payments under the tax receivable agreements totaling approximately $28 million in the aggregate. Of that amount, (i) $16.5 million was paid to certain of our directors or entities affiliated with certain directors, (ii) $6.4 million was paid to our employee-partners, including to certain of our currently-serving named executive officers and several employee-partners, or entities controlled by employee-partners, who own greater than 5% of our outstanding Class B common stock and (iii) $0.6 million to other persons or entities who own Class A or Class E common units of Artisan Partners Holdings and greater than 5% of our outstanding Class C common stock.

Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with (i) the H&F Corp merger described above; (ii) the purchase or exchange of partnership units from March 2013 through December 31, 2016; and (iii) future purchases or exchanges of partnership units would aggregate to approximately $1.2 billion over generally a minimum of 15 years, assuming the future purchases or exchanges described in clause (iii) occurred at a price of $29.75 per share of our Class A common stock, the closing price of our Class A common stock on December 30, 2016.

Under such scenario we would be required to pay the other parties to the tax receivable agreements 85% of such amount, or approximately $1.1 billion, over generally a minimum of 15 years. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us and tax receivable agreement payments by us will be calculated using the market value of our Class A common stock at the time of purchase or exchange and the prevailing tax rates applicable to us over the life of the tax receivable agreements and will be dependent on us generating sufficient future taxable income to realize the benefit.

February 2017 Coordinated Offering

In February 2017, we entered into partnership unit purchase agreements with limited partners who elected to sell partnership units to us. Pursuant to those agreements, we used the net proceeds of our issuance of 5,626,517 shares of our Class A common stock in February 2017 to purchase 5,626,517 common units from certain of the limited partners of Artisan Partners Holdings, including AIC; Mr. Colson and Mr. Daley; and a number of our employee-partners, including several employee-partners, or entities controlled by employee-partners, who own greater than 5% of our outstanding Class B common stock. We purchased the units at a price equal to $28.88 per unit.

Indemnification Agreements

We have entered into an indemnification agreement with each of our executive officers, directors and the members of our stockholders committee that provides, in general, that we will indemnify them to the fullest extent permitted by Delaware law in connection with their service in such capacities. Due to the nature of the indemnification agreements, they are not the type of agreements that are typically entered into with or available to unaffiliated third parties.

Corporate Hospitality Tent

We have licensed a corporate hospitality tent from the United States Golf Association in connection with the 2017 U.S. Open Championship at Erin Hills Golf Course. Pursuant to the license agreement, the Company will pay the USGA a rental and admission fee. Erin Hills, which is owned by Mr. Ziegler, is contractually entitled to a percentage of the total revenue generated by the event, including the fees paid by the Company in connection with its tent. Although the amount is immaterial to Mr. Ziegler, he has waived his rights to the revenue that Erin Hills would otherwise be entitled to in connection with the Company’s tent.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy regarding the approval, with certain exceptions, of any transaction or series of transactions in which we or any of our subsidiaries is a participant, the amount involved exceeds $120,000, and a “related party” (a director, director nominee, executive officer, or a person known to us to be the beneficial owner of more than 5% of our voting securities, or any immediate family member of any of the foregoing) has a direct or indirect material interest (a “related-party transaction”). Under the policy, a related party must promptly disclose to our Chief Legal Officer any potential related-party transaction and all material facts about the transaction. The Chief Legal Officer will then assess whether the transaction constitutes a related-party transaction. If the Chief Legal Officer determines a transaction qualifies as such, he or she will communicate that information to the Audit Committee, to the Chair of the Audit Committee, if the Chief Legal Officer determines it is impracticable or undesirable to wait until the next committee meeting, or to the entire Board. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee, the Chair of the Audit Committee or the Board, as applicable, will decide whether or not to approve such transaction and will generally approve only those transactions that are not inconsistent with our best interests. If we become aware of a related-party transaction that was not approved under this policy before it was entered into, the transaction will be referred to the Audit Committee or the entire Board, which will evaluate all options available, including ratification, amendment or termination of such transaction. Under the policy, any director who has an interest in a related-party transaction will recuse himself or herself from any formal action with respect to the transaction as deemed appropriate by the Audit Committee or Board.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The duties and responsibilities of the Audit Committee are more fully described in the committee’s written charter, which is available under the Corporate Governance link on our website at www.apam.com.

The Audit Committee consists of Stephanie G. DiMarco (Chair), Matthew R. Barger and Jeffrey A. Joerres. The Board has determined that each member of the Audit Committee is “independent” and financially literate, and that each member has accounting or other related financial management expertise, in each case as such qualifications are defined under NYSE listing standards and the SEC, and as interpreted by the Board in its business judgment. The Board has also determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2016.

The Audit Committee has discussed with the Company’s independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and letter from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Stephanie G. DiMarco (Chair)

Matthew R. Barger

Jeffrey A. Joerres

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that the company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017

Our Audit Committee, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and the Board has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting.

PricewaterhouseCoopers LLP has audited our financial statements since 2011 and has audited the financial statements of Artisan Partners Holdings since 1995, and is considered by our Audit Committee to be well qualified. Our organizational documents do not require that our stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment, but may still retain PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

Recommendation of the Board

The Board and the Audit Committee recommend that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December  31, 2017.

Fees Paid to the Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP as of and for the fiscal years ended December 31, 2016 and 2015 are set forth below. The aggregate fees included in the “Audit Fees” category are fees billed for the fiscal year for the audits of our annual financial statements, audits of statutory and regulatory filings, and quarterly reviews. The aggregate fees included in the Audit-Related Fees, Tax Fees and All Other Fees categories are fees for services performed in the fiscal years.

	Fiscal Year 2016	Fiscal Year 2015
Audit Fees	$880,400	$881,000
Audit-Related Fees	57,000	152,100
Tax Fees	438,500	414,700
All Other Fees	3,600	16,200

Total	$1,379,5000	$1,464,000

Audit Fees for the fiscal years ended December 31, 2016 and 2015 were for professional services rendered for the audits of our annual financial statements, reviews of quarterly financial statements and services that are customarily provided in connection with statutory or regulatory filings.

Audit-Related Fees for the fiscal years ended December 31, 2016 and 2015 were for reviews of registration statements filed with the SEC, consultations related to the accounting or disclosure treatment of transactions and attest services related to our compliance with the Global Investment Performance Standards (GIPS).

Tax Fees for the fiscal years ended December 31, 2016 and 2015 were for domestic and foreign tax return compliance, including review of partner capital accounts, and consultations related to technical interpretations, applicable laws and regulations and tax accounting. During 2016, $130,600 of the tax fees related to tax return compliance and preparation.

Other Fees for the fiscal years ended December 31, 2016 and 2015 were for consultations related to regulatory matters and for license fees for professional publications.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee is required to pre-approve, or adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the Company’s independent auditors. The Audit Committee will typically pre-approve specific types of audit, audit-related, tax and other services on an annual basis. All services not pre-approved annually are approved on an individual basis throughout the year as the need arises. The Audit Committee has delegated to its chairperson the authority to pre-approve independent auditor engagements between its meetings. Any such pre-approvals will be reported to and ratified by the entire Audit Committee at its next regular meeting.

All audit, audit-related, tax and other services in fiscal 2016 were pre-approved by the Audit Committee. In all cases, the Audit Committee concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence.

ADDITIONAL INFORMATION

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available on our transfer agent’s website at www.astproxyportal.com/ast/18158. Stockholders are directed to the 2016 Form 10-K for financial and other information about us. The 2016 Form 10-K is not part of this proxy statement.

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our website at www.apam.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including this proxy statement and our 2016 Form 10-K, without charge to any stockholder upon written or verbal request provided to us at Artisan Partners Asset Management Inc., 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, Attn: Investor Relations, telephone: (866) 632-1770, e-mail ir@artisanpartners.com.

Additional information about the Company, including the charters of our standing committees, our Corporate Governance Guidelines and our Code of Business Conduct can be found under the Corporate Governance link on our website at www.apam.com. We will provide a printed copy of these documents to stockholders upon request.

Other Matters that May Come Before the Annual Meeting

Our Board knows of no matters other than those stated in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Artisan Partners Asset Management.

We encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote your shares by Internet or, if you received printed proxy materials, by mailing the completed proxy card. Please refer to the section “How do I vote?” for detailed voting instructions.

By Order of the Board of Directors,

Eric R. Colson
Chairman of the Board of Directors, President and
Chief Executive Officer

San Francisco, California

April 17, 2017

The 2016 Form 10-K, which includes audited consolidated financial statements, does not form any part of the material for the solicitation of proxies.

ANNUAL MEETING OF STOCKHOLDERS OF

ARTISAN PARTNERS ASSET MANAGEMENT INC.

June 2, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting, Proxy Statement and Annual Report

are available at http://www.astproxyportal.com/ast/18158

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i   Please detach along perforated line and mail in the envelope provided.  i

∎	20730000000000000000 5	060217

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND

“FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR

BLACK INK AS SHOWN HERE  ☒

1. Election of Directors						FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Matthew R. Barger O Seth W. Brennan O Eric R. Colson O Tench Coxe O Stephanie G. DiMarco O Jeffrey A. Joerres O Andrew A. Ziegler		2.	Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

0                    ⬛

ARTISAN PARTNERS ASSET MANAGEMENT INC.

Proxy for Annual Meeting of Stockholders on June 2, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Sarah A. Johnson and Charles J. Daley, Jr., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of the Company’s common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of ARTISAN PARTNERS ASSET MANAGEMENT INC., to be held at 9:30 a.m. PT on June 2, 2017, at Le Méridien hotel, 333 Battery Street, San Francisco, CA, and at any adjournments or postponements thereof, as indicated on the reverse side:

(Continued and to be signed on the reverse side.)

⬛ 1.1	14475 ⬛